Exhibit 99.3
ITEM 8. Financial Statements and Supplementary Data
Report of Independent Registered Public Accounting Firm
To the Stockholders and the
Board of Directors of Life Technologies Corporation
We have audited the accompanying consolidated balance sheets of Life Technologies Corporation as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule on page 51. These financial statements and the financial statement schedule are the responsibility of Life Technologies Corporation’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Life Technologies Corporation at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule for the years ended December 31, 2008, 2007 and 2006, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
As discussed in Note 1 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (FSP APB 14-1) (codified in FASB ASC Topic 470, Debt with Conversions and Other Options) effective as of January 1, 2009 and retroactively adjusted all periods presented in the consolidated financial statements for this change.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Life Technologies Corporation’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2009 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
San Diego, California
February 27, 2009,
except for Notes 1, 2, 5 and 7 as to which the date is
January 29, 2010.

LIFE TECHNOLOGIES CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value and share data)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$335,930	$606,145
Short-term investments	—	60,703
Restricted cash and investments	112,387	4,445
Trade accounts receivable, net of allowance for doubtful accounts of $14,649 and $8,211, respectively	580,907	192,137
Inventories, net	420,029	172,692
Deferred income tax assets	25,563	20,699
Prepaid expenses and other current assets	137,355	33,663

Total current assets	1,612,171	1,090,484
Long-term investments	490,853	753
Property and equipment, net	748,056	319,653
Goodwill	3,574,779	1,528,779
Intangible assets, net	2,291,767	286,521
Deferred income tax assets	—	53,642
Other assets	181,133	36,618

Total assets	$8,898,759	$3,316,450

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$80,000	$124
Accounts payable	204,279	85,625
Restructuring accrual	69,099	11,151
Deferred compensation and related benefits	231,851	74,765
Deferred revenues and reserves	81,166	10,969
Accrued expenses and other current liabilities	235,418	42,708
Accrued income taxes	105,429	9,071

Total current liabilities	1,007,242	234,413
Liabilities from discontinued operations	—	2,506
Long-term debt	3,396,420	1,003,372
Pension liabilities	201,833	28,428
Deferred income tax liabilities	674,215	154,726
Income taxes payable	65,128	27,093
Other long-term obligations, deferred credits and reserves	97,383	18,787

Total liabilities	5,442,221	1,469,325

Stockholders’ equity:
Preferred stock; $0.01 par value, 6,405,884 shares authorized; no shares issued or outstanding	—	—
Common stock; $0.01 par value, 400,000,000 shares authorized;189,629,084 and 107,038,497* shares issued, respectively	1,896	1,070
Additional paid-in-capital	4,508,259	2,588,941
Accumulated other comprehensive income (loss)	(98,807)	112,454
Retained earnings	9,610	3,896
Less cost of treasury stock; 16,158,839 shares and 14,905,664 shares, respectively	(964,420)	(859,236)

Total stockholders’ equity	3,456,538	1,847,125

Total liabilities and stockholders’ equity	$8,898,759	$3,316,450

*	Adjusted to reflect a two-for-one stock split effective May 27, 2008.
See accompanying notes for additional information.

LIFE TECHNOLOGIES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the Years Ended December 31,
	2008	2007	2006
Revenues	$1,620,323	$1,281,747	$1,151,175
Cost of revenues	592,696	467,139	432,176
Purchased intangibles amortization	86,875	98,721	110,668

Gross profit	940,752	715,887	608,331

Operating expenses:
Sales and marketing	310,959	252,057	232,388
General and administrative	188,353	164,042	150,068
Research and development	142,505	115,833	104,343
Purchased in-process research and development	93,287	—	—
Business consolidation costs	38,647	5,635	12,540

Total operating expenses	773,751	537,567	499,339

Operating income	167,001	178,320	108,992

Other income (expense):
Interest income	24,595	27,961	26,687
Interest expense	(85,061)	(67,417)	(69,194)
Other income, net	5,704	332	540

Total other income (expense), net	(54,762)	(39,124)	(41,967)

Income before provision for income taxes	112,239	139,196	67,025
Income tax provision	(107,883)	(32,958)	(13,837)

Net income from continuing operations	4,356	106,238	53,188
Net income (loss) from discontinued operations (net)	1,358	12,911	(266,808)

Net Income (loss)	$5,714	$119,149	$(213,620)

Basic earnings (loss) per common share:
Net income from continuing operations	$0.05	$1.13	$0.52
Net income (loss) from discontinued operations	$0.01	$0.14	$(2.60)

Net income (loss)	$0.06	$1.27	$(2.08)

Diluted earnings (loss) per common share:
Net income from continuing operations	$0.04	$1.10	$0.51
Net income (loss) from discontinued operations	$0.01	$0.13	$(2.52)

Net income (loss)	$0.05	$1.23	$(2.01)

Weighted average shares used in per share calculations:
Basic	99,229	93,372	102,786
Diluted	103,685	97,148	105,724
See accompanying notes for additional information.

LIFE TECHNOLOGIES CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands)

					Accumulated	Retained
			Additional		Other	Earnings			Total
	Common Stock		Paid-in-	Deferred	Comprehensive	(Accumulated	Treasury Stock		Stockholders’	Comprehensive
	Shares	Amount	Capital	Compensation	Income (Loss)	Deficit)	Shares	Amount	Equity	Income (Loss)
Balance at December 31, 2005	100,439	$1,004	$2,322,918	$(16,023)	$(16,688)	$99,893	(5,331)	$(221,020)	$2,170,084	$24,007

Common stock issuances under employee stock plans	1,354	14	29,934	—	—	—	—	—	29,948
Tax benefit of employee stock plans	—	—	937	—	—	—	—	—	937
Purchase of treasury shares	—	—	—	—	—	—	(5,780)	(349,992)	(349,992)
Issuance of restricted shares	—	—	184	—	—	—	—	—	184
Amortization of stock-based compensation	—	—	46,924	—	—	—	—	—	46,924
Reversal of deferred compensation upon adoption of FAS 123R	—	—	(16,023)	16,023	—	—	—	—	—
Pension liability, net of deferred taxes	—	—	—	—	(9,048)	—	—	—	(9,048)	(9,048)
Transition adjustment upon adoption of FAS 158, net of deferred taxes	—	—	—	—	(5,366)	—	—	—	(5,366)	(5,366)
Unrealized loss on cash flow hedging instruments, net of deferred taxes	—	—	—	—	(822)	—	—	—	(822)	(822)
Unrealized gain on investments, net of deferred taxes	—	—	—	—	2,179	—	—	—	2,179	2,179
Translation adjustment	—	—	—	—	64,738	—	—	—	64,738	64,738
Net loss	—	—	—	—	—	(213,620)	—	—	(213,620)	(213,620)

Balance at December 31, 2006	101,793	$1,018	$2,384,874	$—	$34,993	$(113,727)	(11,111)	$(571,012)	$1,736,146	$(161,939)

Cumulative effect of accounting changes(1)						(1,526)			(1,526)
Common stock issuances under employee stock plans	5,148	51	133,646	—	—	—	—	—	133,697
Tax benefit of employee stock plans	—	—	20,224	—	—	—			20,224
Purchase of treasury shares	—	—		—	—	—	(3,737)	(284,993)	(284,993)
Issuance of restricted shares, net of repurchases for minimum tax liability	98	1	2,665	—	—	—	(58)	(3,231)	(565)
Amortization of stock-based compensation	—	—	47,532	—	—	—	—	—	47,532
Pension liability, net of deferred taxes	—	—	—	—	6,312	—	—	—	6,312	6,312
Amortization of cash flow hedging instruments, net of deferred taxes.	—	—	—	—	(314)	—	—	—	(314)	(314)

Unrealized loss on investments, net of deferred taxes	—	—	—	—	756	—	—	—	756	756
Translation adjustment	—	—	—	—	70,707	—	—	—	70,707	70,707
Net income	—	—	—	—	—	119,149	—	—	119,149	119,149

Balance at December 31, 2007	107,039	$1,070	$2,588,941	$—	$112,454	$3,896	(14,906)	$(859,236)	$1,847,125	$196,610
Common stock issuances for business combination	80,835	808	1,821,545	—	—	—	—	—	1,822,353
Common stock issuances under employee stock plans	1,554	16	46,161	—	—	—	—	—	46,177
Tax benefit of employee stock plans	—	—	3,851	—	—	—	—	—	3,851
Purchase of treasury shares	—	—	—	—	—	—	(1,198)	(100,242)	(100,242)
Issuance of restricted shares, net of repurchases for minimum tax liability	201	2	771	—	—	—	(55)	(4,942)	(4,169)
Amortization of stock-based compensation	—	—	46,990	—	—	—	—	—	46,990
Pension liability, net of deferred taxes	—	—	—	—	(39,545)	—	—	—	(39,545)	(39,545)
Unrealized loss on investments, net of deferred taxes	—	—	—	—	(11,434)	—	—	—	(11,434)	(11,434)
Translation adjustment	—	—	—	—	(160,282)	—	—	—	(160,282)	(160,282)
Net income	—	—	—	—	—	5,714	—	—	5,714	5,714

Balance at December 31, 2008	189,629	$1,896	$4,508,259	$—	$(98,807)	$9,610	(16,159)	$(964,420)	$3,456,538	$(205,547)

(1)	The aggregate adoption impact of FIN 48 reflected for the year ended December 31, 2007.
See accompanying notes for additional information.

LIFE TECHNOLOGIES CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Years Ended December 31,
	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$5,714	$119,149	$(213,620)
Adjustments to reconcile net income (loss) to net cash provided by operating activities, including effects of businesses acquired and divested:
Depreciation	45,677	37,357	41,219
Amortization of intangible assets	86,875	98,721	120,564
Impairment of goodwill	—	—	270,384
Amortization of premiums on investments, net of accretion of discounts	—	36	(5,372)
Amortization of deferred debt issuance costs	5,633	3,250	4,161
Amortization of inventory fair market value adjustments	33,957	471	3,117
Amortization of deferred revenue fair market value adjustment	7,136	—	—
Share-based compensation	46,990	47,532	46,755
Incremental tax benefits from stock options exercised	(18,538)	(5,401)	(3,071)
Deferred income taxes	36,177	(14,798)	(54,478)
Loss on disposal of assets	1,187	—	2,334
In-process research and development	93,287	—	—
Debt discount amortization	40,159	37,637	35,275
Other non-cash adjustments	2,405	(850)	5,217
Changes in operating assets and liabilities:
Trade accounts receivable	(112,294)	(3,078)	(4,578)
Inventories	11,076	(20,290)	(12,132)
Prepaid expenses and other current assets	1,676	(7,920)	6,778
Other assets	1,624	(3,495)	7,162
Accounts payable	(22,192)	10,974	4,550
Accrued expenses and other current liabilities	109,169	9,699	(11,691)
Income taxes	(9,936)	14,570	(7,514)

Net cash provided by operating activities	365,782	323,564	235,060

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of available-for-sale securities	(3,513)	(60,703)	—
Maturities of available-for-sale securities	54,692	8,878	306,728
Net cash paid for business combinations	(2,859,002)	(31,288)	(44,025)
Net cash received for divesture	—	209,901	—
Reversion of benefit plan assets	—	—	26,639
Purchases of property and equipment	(81,886)	(78,333)	(61,085)
Proceeds from sale of property and equipment	—	—	10,645
Payments for intangible assets	—	—	(9,084)

Net cash provided by (used in) investing activities	(2,889,709)	48,455	229,818

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from lines of credit	—	547	—
Proceeds from long-term obligations	2,435,600	—	—
Principal payments on long-term obligations	(3,117)	(2,595)	(232,178)
Issuance cost payments on long-term obligations	(92,260)	—	—
Incremental tax benefits from stock options exercised	18,538	5,401	3,071
Proceeds from sale of common stock	47,825	138,395	29,948
Purchase of treasury stock	(105,184)	(284,993)	(349,992)

Net cash provided by (used in) financing activities	2,301,402	(143,245)	(549,151)
Effect of exchange rate changes on cash	(47,690)	10,478	15,936

Net increase (decrease) in cash and cash equivalents	(270,215)	239,252	(68,337)
Cash and cash equivalents, beginning of year	606,145	366,893	435,230

Cash and cash equivalents, end of year	$335,930	$606,145	$366,893

See accompanying notes for additional information.

LIFE TECHNOLOGIES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2008, 2007 AND 2006
1. BUSINESS ACTIVITY, SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND SIGNIFICANT ACCOUNTS
Business Activity
     Life Technologies Corporation is a global biotechnology tools company dedicated to improving the human condition. Our systems, consumables and services enable researchers to accelerate scientific exploration, driving to discoveries and developments that make life even better. We deliver a broad range of products and services, including systems, instruments, reagents, and custom services. Life Technologies’ business is focused on three principal segments: BioDiscovery, Cell Systems, and Applied Biosystems.
Principles of Consolidation
     The consolidated financial statements include the accounts of Life Technologies Corporation and its majority owned or controlled subsidiaries collectively referred to as Life Technologies (the Company). All significant intercompany accounts and transactions have been eliminated in consolidation. For purposes of these Notes to Consolidated Financial Statements, gross profit is defined as revenues less cost of revenues and purchased intangibles amortization and gross margin is defined as gross profit divided by revenues. Operating income is defined as gross profit less operating expenses and operating margin is defined as operating income divided by revenues.
Discontinued Operations
     Discontinued operations relate to the sale of the Company’s BioReliance business unit and the sale of BioSource Europe, S.A.
     In April 2007, Life Technologies completed the sale of its BioReliance subsidiary to Avista Capital Partners and received net cash proceeds of approximately $209.0 million. No loss on the sale was recorded in 2007. The results of operations for BioReliance for the period from January through April 2007 and the results for all prior periods are reported as discontinued operations. Additionally, the Company finalized the sale of BioSource Europe, S.A., a diagnostic business located in Belgium, on February 1, 2007 to a private investor group in Belgium for proceeds of $5.5 million. Net proceeds from both divestitures less cash spent as part of the disposal process were $209.9 million.
     We have reclassified the consolidated financial statements for all periods presented to reflect BioReliance and BioSource Europe, S.A. as discontinued operations as these businesses meet the criteria as a component of an entity under SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Accordingly, any operating results of these businesses are presented in the Company’s Consolidated Statements of Operations as discontinued operations, net of income tax, and all prior periods have been reclassified. The components of discontinued operations for the periods presented are as follows:

	Year ended December 31,
(in thousands)	2008	2007	2006
Net revenues	$—	$29,962	$112,310
Cost of revenues	—	22,357	85,573

Gross profit	—	7,605	26,737
Operating expenses	—	(6,309)	(23,555)
Impairment of goodwill	—	—	(270,400)
Non-operating income	857	6,547	399

Net income (loss) from discontinued operations before income taxes	857	7,843	(266,819)
Income tax benefit	501	5,068	11

Net income (loss) from discontinued operations	$1,358	$12,911	$(266,808)

The net liabilities of discontinued operations consisted of the following:

(in thousands)	December 31, 2008	December 31, 2007
Accrued expenses and other current liabilities	—	2,506

Total liabilities of discontinued operations	$—	$2,506
Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Concentrations of Risks
     Approximately $367.4 million, $343.3 million and $337.9 million, or 23%, 28% and 30% of the Company’s product revenues during the years ended December 31, 2008, 2007 and 2006, respectively, were derived from university and research institutions which management believes are, to some degree, directly or indirectly supported by the U.S. Government. If there were to be a significant change in current research funding, particularly with respect to the National Institute of Health, it could have a material adverse impact on the Company’s future revenues and results of operations.
Segment Information
     The Company operates in three segments: BioDiscovery (BD), Cell Systems (CS), and Applied Biosystems (AB). The Company has no intersegment revenues that are material to the overall consolidated financial statements. The Company does not currently segregate assets by segment as a majority of the Company’s total assets are shared or considered non-segment assets. The Company has determined that it is not useful to assign its shared assets to individual segments. Based on the aggregation criteria of Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information,” the Company’s products and services within a segment share similar economic characteristics, but are different from the economic characteristics of the products and services of the others. As a result of using the aggregation guidelines, there is no logical subgrouping of products within either the segments.
Revenue Recognition
     We derive our revenue from the sale of our products, services and technology. We recognize revenue from product sales upon transfer of title of the product or performance of services. Concurrently, we record provisions for warranty, returns, and installation based on historical experience and anticipated product performance. Discounts are recorded as sales reductions concurrently with the applicable sale. Cash discounts are recorded as sales reductions on our receipt of the sales proceeds. Transfer of title generally occurs upon shipment to the customer. We generally ship to our customers FOB shipping point. Revenue is not recognized at the time of shipment of products in situations where risks and rewards of ownership are transferred to the customer at a point other than shipment due to the shipping terms, the existence of an acceptance clause, the achievement of milestones, or some return or cancellation privileges. For sales with acceptance terms, revenue is recognized once customer acceptance occurs or the acceptance provisions lapse. Service revenue is recognized over the period services are performed. In cases where customers order and pay for products or services and request that we store a portion of their order for them at our cost or perform services over a period of time, we record any material up-front payments as deferred revenue in accrued expenses and other current liabilities in the Consolidated Balance Sheets and recognize revenue upon shipment of the product to the customer. Deferred revenue totaled $118.2 million at December 31, 2008.
     We also enter into arrangements whereby revenues are derived from multiple deliverables. We record revenue as the separate elements are delivered to the customer if the delivered item is determined to represent a separate earnings process, there is objective and reliable evidence of the fair value of the undelivered item, and delivery or performance of the undelivered item is probable and substantially in our control. We determine the fair value of the installation process based on technician labor billing rates, the expected number of hours to install the instrument based on historical experience, and amounts charged by third parties. We continually monitor the level of effort required for the installation of our instruments to ensure that appropriate fair values have been determined. Revenues from multiple-element arrangements involving license fees, up-front payments and milestone payments, which are received and/or billable in connection with other rights and services that represent our continuing obligations, are deferred until all of the multiple elements have been delivered or until objective and verifiable evidence of the fair value of the undelivered elements has been established. If objective and verifiable evidence of fair value of all undelivered elements exist but objective and verifiable evidence of fair value does not exist for one or more delivered elements, then revenue is recognized using the residual method.

     We recognize royalty revenue (including upfront licensing fees) when the amounts are earned and determinable during the applicable period based on historical activity, and make revisions for actual royalties received in the following quarter. For those arrangements where royalties cannot be reasonably estimated, we recognize revenue on the receipt of cash or royalty statements from our licensees. In addition, we recognize up-front nonrefundable license fees when due under contractual agreement, unless we have specific continuing performance obligations requiring deferral of all or a portion of these fees. We have adopted the provisions of Statement of Position (“SOP”) 97-2, “Software Revenue Recognition” for license fees with extended terms. Specifically, if it cannot be concluded that a licensee fee is fixed or determinable at the outset of an arrangement, revenue is recognized as payments from third parties become due. Grant and royalty revenues were $51.0 million, $39.9 million and $26.8 million in 2008, 2007 and 2006, respectively.
     We recognize revenue from government contracts, which are principally cost-plus-fixed-fee, in amounts equal to reimbursable costs plus a pro-rata portion of the earned fee. We provide for losses when they become known.
     The Company undertakes a review of unbilled accounts receivable from customers to determine that such amounts are expected to become billable and collectible in all material respects.
     Shipping and handling costs are included in costs of sales. Shipping and handling costs charged to customers is recorded as revenue in the period the related product sales revenue is recognized.
Valuation of Financial Instruments
     The carrying amounts of financial instruments such as cash equivalents, foreign cash accounts, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses and other current liabilities approximate the related fair values due to the short-term maturities of these instruments. The estimated fair value of the convertible notes is determined by using observable market information and valuation methodologies that correlate fair value with the market price of the Company’s common stock, and the estimated fair value of the term loans and the secured loan is determined by using observable market information. The fair value of the Company’s long term debt at December 31, 2008 and 2007 are as follows (see Note 5 for carrying amounts):

(in thousands)	2008	2007
3 1/4% Convertible Subordinated Notes (principal due 2025)	$308,000	$406,438
1 1/2% Convertible Senior Notes (principal due 2024)	342,000	477,562
2% Convertible Senior Notes (principal due 2023)	332,128	504,875
Term A Loan (principal due 2013)	1,260,000	—
Term B Loan (principal due 2015)	927,675	—
Secured Loan	35,600	—
Cash and Cash Equivalents and Marketable Securities
     The Company invests its excess cash in marketable securities, money market funds, corporate notes, government securities, highly liquid debt instruments, time deposits, and certificates of deposit with original maturities of three months or less at the date of purchase. These instruments are readily convertible into cash. The Company has established guidelines that maintain safety and liquidity. The Company considers all highly liquid investments with maturity of three months or less from the date of purchase to be cash equivalents.
     All marketable debt and equity securities, other than auction rate securities and the put option (as discussed below), are categorized as available-for-sale and are stated at fair value, with unrealized gains and losses, net of deferred income taxes, reported in other comprehensive income affecting stockholders’ equity. Auction rate securities and the put option are categorized as trading securities and any realized gains or losses are reported in other income or loss.

     Investments consisted of the following:

	December 31,	December 31,
(in thousands)	2008	2007
Short-term
Auction rate securities	$—	$60,703

Total short-term investments	—	60,703
Long-term
Auction rate securities	29,407	—
Put option	6,193	—
Equity securities	455,253	753

Total long-term investments	490,853	753

Total investments	$490,853	$61,456

     As of December 31, 2008, the Company holds $35.6 million in AAA rated auction rate securities with UBS Investment Bank. Auction rate securities are collateralized long-term debt instruments that provide liquidity through a Dutch auction process that resets the applicable interest rate at pre-determined intervals, typically every 7 to 35 days. The underlying assets of the auction rate securities we hold, including the securities for which auctions have failed, are student loans which are guaranteed by the U.S. government under the Federal Education Loan Program. Beginning in February 2008, auctions failed for the Company’s holdings because sell orders exceeded buy orders. As a result of the failed auctions, the Company is holding illiquid securities because the funds associated with these failed auctions will not be accessible until the issuer calls the security, a successful auction occurs, a buyer is found outside of the auction process, or the security matures. In August 2008, UBS announced that it agreed to a settlement in principle with the Securities and Exchange Commission (SEC) and other state regulatory agencies represented by North American Securities Administrators Association to restore liquidity to all remaining clients who hold auction rate securities. UBS committed to repurchase auction rate securities from their private clients at par beginning January 1, 2009. The Company intends to have this settlement occur between June 30, 2010 and July 2, 2012. Until UBS fully redeems the Company’s auction rate securities, UBS will loan to the Company at par without recourse and with accrued interest charges at the same rate as the yields earned on the underlying securities that serve as collateral for the loan. Because the Company has a right to sell its auction rate securities to UBS, this right is considered to be a put option, however, this put option does not meet the definition of derivative under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”, as auction rate securities are not readily convertible to cash. Thus, this put option will not be subsequently adjusted to fair value each reporting period. To create accounting symmetry for the fair value movement between auction rate securities and the put option, the Company elected the fair value option for the put option in accordance with SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115, upon the execution of the loan agreement with UBS on the election date in November 2008. In addition, the Company elected a transfer of auction rate securities from available-for-sale securities to trading securities in accordance with SFAS 115, Accounting for Certain Investments in Debt and Equity Securities, due to the nature of the current market conditions and the Company’s intended holding period.
     The Company anticipates that any future changes in the fair value of the put option will be offset by the changes in the underlying fair value of the related auction rate securities with no material net impact to the Consolidated Statements of Operations. The put option will continue to be measured at fair value utilizing Level 3 inputs until the earlier of its maturity or exercise. Upon transferring the auction rate securities from available-for-sale securities to trading securities, the Company reclassed $6.2 million out of accumulative other comprehensive income, net of $2.5 million of deferred tax assets, recognized $6.2 million loss in other expense, and concurrently recognized a $6.2 million gain in other income for the put option. The Company did not record deferred taxes related to the auction rate securities as the combination of the fair value of the securities and the put option equal the Company’s cost basis. During the year ended December 31, 2008, the Company did not recognize a net gain or loss related to the auction rate securities and the related put option. The fair market value of auction rate securities and the put option were $29.4 million and $6.2 million, respectively, as of December 31, 2008 and are reflected in long term investments in the Consolidated Balance Sheets.
     The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. The amortization and accretion, interest income and realized gains and losses are included in interest income within the Consolidated Statements of Operations. The cost of securities sold is based on the specific identification method.

     Maturities and gross unrealized gains (losses) for available for sale securities at December 31, 2008 and 2007 were as follows:

			Gross
2008	Maturity	Amortized	Unrealized	Estimated
(in thousands)	in Years	Cost	Gain (Loss)	Fair Value
Long-term	1 or more
Equity securities		$455,253	—	$455,253

Total long-term investments		$455,253	—	$455,253

			Gross
2007			Unrealized	Estimated
(in thousands)	Maturity	Amortized Cost	Gain (Loss)	Fair Value
Short-term	1 or less
Auction rate securities		$60,703	—	$60,703

Total short-term investments		60,703		60,703
Long-term	1 or more
Equity securities		753		753

Total long-term investments		753	—	753
Total investments		$61,456	—	$61,456

     There were no unrealized gains or losses as of December 31, 2008. During 2008, we determined that an equity investment was impaired since its fair value is less than its cost. As a result, a $2.6 million other than temporary impairment loss was recognized in the fourth quarter of fiscal year 2008.
     The Company adopted SFAS 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements for financial instruments effective January 1, 2008. The Company did not adopt the provisions of SFAS 157 for non-financial instruments in the current year due to the deferral period provided by FSP 157-2, Effective Date of SFAS 157. The SFAS 157 framework requires the valuation of investments using a three tiered approach in the valuation of investments. The statement requires fair value measurement be classified and disclosed in one of the following three categories:
Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
Level 2: Quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability;
Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported by little or no market activity).
     Exchange traded derivatives are valued using quoted market prices and classified within Level 1 of the fair value hierarchy. Level 2 derivatives include foreign currency forward contracts for which fair value is determined by using observable market spot rates and forward points adjusted by risk-adjusted discount rates. The risk-adjusted discount rate is derived by U.S. dollar zero coupon yield bonds for corresponding duration of the maturity of derivatives, then adjusted with a counter party default risk for the value of our derivative assets or our credit risk for the value of our derivative liabilities. Credit risk is derived by observable credit default swaps (CDS) spread. Because CDS spread information is not available for our Company, our credit risk is determined by analyzing CDS spreads of similar size public entities in the same industry with similar credit ratings. The value of our derivatives discounted by risk-adjusted discount rates represents the present value of amounts estimated to be received for the assets or paid to transfer the liabilities at the measurement date from a marketplace participant in settlement of these instruments.
     The valuation of money market funds based on Level 3 unobservable inputs consisted of recommended fair values provided by our broker combined with internal analysis of interest rate spreads and credit quality. As a result of having unsecured commercial paper within the Reserve Primary Money Market Fund (Fund), our assessment of the value of the investment is that it is unlikely to fully recover in the foreseeable future given the status of the Fund’s underlying investments. Our investment in this asset is valued using Level 3 inputs and significant management judgment. This Fund is in the process of liquidating all remaining assets and will complete this process in the next twelve months. The final published net asset value (NAV) for this Fund was $0.97 per unit. Due to the Fund’s management’s expectations to liquidate at or above amortized cost, recent cash recoveries from the fund, future expected proceeds and taking into consideration the short-term nature of the Fund’s weighted average maturity, management concluded that the $0.97 NAV per unit last published was a reasonable fair value. The valuation of Reserve Primary Money Market Fund as of December 31, 2008 was included in other current assets in the Consolidated Balance Sheets.
     All realized gains or losses related to financial instruments whose fair value is determined based on Level 3 inputs are included in other income. All unrealized gains or temporary losses related to financial instruments whose fair value is determined based on Level 3 inputs are included in other comprehensive income. All other than temporary losses are included in other income.
     The following table represents the financial instruments on the financial statements of the Company subject to SFAS 157 and the valuation approach applied to each class of security:

		Fair Value Measurements on a Recurring Basis
		at Reporting Date Using
		Quoted Prices in
	Balance at	Active Markets	Significant Other	Significant
(in thousands)	December 31,	for Identical Assets	Observable Inputs	Unobservable Inputs
Description	2008	(Level 1)	(Level 2)	(Level 3)
Money market funds	$232,311	$214,051	$—	$18,260
Bank time deposits	73,225	73,225	—	—
Auction rate securities	29,407	—	—	29,407
Put option	6,193	—	—	6,193
Derivative forward exchange contracts, net	(53,490)	—	(53,490)	—
Deferred compensation plan assets	25,530	25,530	—	—

Total net assets subject to fair value measurements	$313,176	$312,806	$(53,490)	$53,860
     For those financial instruments with significant Level 3 inputs, the following table summarizes the activity for the year ended December 31, 2008 by investment type:

	Fair Value Measurements Using Significant
	Unobservable Inputs (Level 3)
	Auction		Money
(in thousands)	Rate		Market
Description	Securities	Put Options	Funds	Total
Beginning balance at January 1, 2008	$—	$—	$—	$—
Transfers in to Level 3 from business combinations	—	—	46,369	46,369
Transfers in to Level 3	35,600	6,200	—	41,800
Total realized/unrealized gains (losses) Included in earnings	(6,193)	(7)	—	(6,200)
Purchases, issuances and settlements	—	—	(28,109)	(28,109)

Ending balance at December 31, 2008	$29,407	$6,193	$18,260	$53,860

Total amount of unrealized losses for the period included in other comprehensive loss attributable to the change in fair market value of related assets still held at the reporting date	$—	$—	$—	$—
Foreign Currency Risk and Hedging
     The Company translates the financial statements of its non-U.S. operations using end-of-period exchange rates for assets and liabilities and average exchange rates during each reporting period for results of operations. Net gains or losses resulting from the translation of foreign financial statements and the effect of exchange rate changes on intercompany receivables and payables of a long-term investment nature are recorded as a separate component of stockholders’ equity. These adjustments will affect net income only upon sale or liquidation of the underlying non-U.S. investment. The cumulative translation adjustments included in accumulated other comprehensive income (loss) reported as a separate component of stockholders’ equity were a net cumulative gain (loss) of $(30.1) million and $129.3 million at December 31, 2008 and 2007, respectively.
     Some of the Company’s reporting entities conduct a portion of their business in currencies other than the entity’s functional currency. These transactions give rise to receivables and payables that are denominated in currencies other than the entity’s functional currency. The value of these receivables and payables is subject to changes in currency exchange rates because they may become worth more or less than they were worth at the time we entered into the transaction due to changes in exchange rates. Both realized and unrealized gains or losses in the value of these receivables and payables are included in the determination of net income. Net currency exchange gains recognized on business transactions, net of hedging transactions, were $8.3 million and $0.5 million for the years ended December 31, 2008 and 2007, respectively, and are included in other income in the Consolidated Statements of Operations. To manage the foreign currency exposure risk, we use derivatives for activities in our non-U.S. subsidiaries. Realized and unrealized gains or losses on the value of financial contracts entered into to hedge the exchange rate exposure of these receivables and payables are also included in the determination of net income. These contracts, which settle in January 2009 through June 2009, effectively fix the exchange rate at which these specific receivables and payables will be settled in, so that gains or losses on the forward contracts offset the gains or losses from changes in the value of the underlying receivables and payables. At December 31, 2008, the Company had $740.5 million in foreign currency forward contracts outstanding to hedge currency risk.
     The Company’s international operating units conduct business in, and have a functional currency that differs from the parent entity, and therefore, the ultimate conversion of these sales to cash in U.S. dollars is subject to fluctuations in foreign currency The Company’s intent is to limit this exposure from changes in currency exchange rates through hedging. When the dollar strengthens significantly against foreign currencies, the decline in the US dollar value of future foreign currency revenue is offset by gains in the value of the forward contracts designated as hedges. Conversely, when the dollar weakens, the opposite occurs. The Company’s currency exposures vary, but are primarily concentrated in the euro, British pound sterling, Japanese yen and Canadian dollar. The Company uses foreign currency forward contracts to mitigate foreign currency risk on forecasted foreign currency sales which are expected to be settled within twelve months. The change in fair value prior to their maturity is accounted for as cash flow hedges, and recorded in other comprehensive income, net of tax, in the Consolidated Balance Sheets according to SFAS 133, Accounting for Derivative Investments and Hedging Activities. To the extent any portion of the forward contracts is determined to not be an effective hedge, the increase or decrease in value prior to the maturity was recorded in other income or expense in the Consolidated Statements of Operations.
     During the year ended December 31, 2008, the Company recognized immaterial net losses related to the ineffective portion of its hedging instruments in other expense in the Consolidated Statements of Operations. No hedging relationships were terminated as a result of ineffective hedging or forecasted transactions no longer probable of occurring. The Company continuously monitors the probability of forecasted transactions as part of the hedge effectiveness testing. As of December 31, 2008, the fair value of foreign currency forward contracts are reported in prepaid expenses or short term accrued expense in the Consolidated Balance Sheet as appropriate. The Company reclasses deferred gains or losses reported in accumulated other comprehensive income into revenue when the consolidated earnings are impacted or when the inventory was sold to unrelated parties for intercompany sales. The Company uses an inventory turnover ratio for each international operating unit to align the timing of a hedged item and a hedging instrument to impact the Consolidated Statements of Operations during the same reporting period. At December 31, 2008, the Company expects to recognize $17.5 million of net losses on derivative instruments currently classified under accumulated other comprehensive income to earnings during the next twelve months.
Concentration of Credit Risk
     The forward contracts used in managing our foreign currency exposures have an element of risk in that the counterparties may be unable to meet the terms of the agreements. We attempt to minimize this risk by limiting the counterparties to a diverse group of highly-rated domestic and international financial institutions. In the event of non-performance by these counterparties, the carrying values of our financial instruments represent the maximum amount of loss we would have incurred as of our fiscal year-end. However, we do not expect to record any losses as a result of counterparty default. We do not require and are not required to pledge collateral for these financial instruments. Other financial instruments that potentially subject us to concentrations of credit risk are cash and cash equivalents, short-term investments, and accounts receivable. We attempt to minimize the risks related to cash and cash equivalents and short-term investments by using highly-rated financial institutions that invest in a broad and diverse range of financial instruments. We have established guidelines relative to credit ratings and maturities intended to maintain safety and liquidity. Concentration of credit risk with respect to accounts receivable is limited due to our large and diverse customer base, which is dispersed over different geographic areas. Allowances are maintained for potential credit losses and such losses have historically been within our expectations. Our investment portfolio is maintained in accordance with our investment policy which defines allowable investments, specifies credit quality standards and limits the credit exposure of any single issuer. The Company does not use derivative financial instruments for speculation or trading purposes nor for activities other than risk management, and we are not a party to leveraged derivatives. In addition, we do not carry any master netting arrangements to mitigate the credit risk. The Company continually evaluates the costs and benefits of its hedging program.
Restricted Cash and Related Liabilities
     The Company had restricted cash of $112.4 million held in Rabbi Trusts as of December 31, 2008. Of this $112.4 million, $109.4 million was held in a Rabbi Trust (the AB Trust) which was assumed by the Company upon the closing of its merger with Applied Biosystems. The AB Trust funds several non qualified pension plans of Applera Corporation totaling $58.7 million and termination benefits totaling $51.4 million. The funds are invested primarily in money market accounts. The AB Trust remains in place for the term of benefits payable, which in the case of non qualified pension plans is the death of the participants or their designated beneficiaries. The termination benefits funded by the AB Trust are expected to be paid in full by January 2010. At December 31, 2008, $109.4 million is included in accrued expenses and deferred credits and reserves that are to be funded by the AB

Trust. The rabbi trust assets are subject to the claims of the Company’s creditors in the event of the Company’s insolvency. No further contributions are required to be made to the AB Trust as of December 31, 2008.
     Restricted cash also consists of $3.0 million and $4.4 million at December 31, 2008 and 2007, respectively and was held in a Rabbi Trust (the Trust). The Trust, which was assumed by the Company upon the closing of its merger with Dexter Corporation (Dexter) in 2000, funds supplemental benefits for certain former employees of Dexter, most of whom did not become employees of the Company. The funds are invested primarily in money market accounts. The Trust is irrevocable and remains in place for the term of benefits payable, which in the case of certain supplemental retirement benefits is the death of the participants or their designated beneficiaries. At December 31, 2008, $2.5 million is included in accrued expenses and deferred credits and reserves that are to be funded by the Trust. No further contributions are required to be made to the Trust.
Accounts Receivable
     The Company provides reserves against trade receivables for estimated losses that may result from a customers’ inability to pay. The amount is determined by analyzing known uncollectible accounts, aged receivables, economic conditions in the customers’ country or industry, historical losses and customer credit-worthiness. Bad debt expense is recorded as necessary to maintain an appropriate level of allowance for doubtful accounts in general and administrative expense. Additionally, our policy is to fully reserve for all accounts with aged balances greater than one year, with certain exceptions determined necessary by management. Amounts determined to be uncollectible are charged or written off against the reserve. To date such losses, in the aggregate, have not exceeded management’s estimates.
Inventories
     Inventories are generally stated at lower of cost (first-in, first-out method) or market. Cost is determined principally on the standard cost method for manufactured goods which approximates cost on the first-in, first-out method. The Company reviews the components of its inventory on a regular basis for excess, obsolete and impaired inventory and makes appropriate dispositions as obsolete inventory is identified. Reserves for excess, obsolete and impaired inventory were $95.5 million and $46.0 million at December 31, 2008 and 2007, respectively.
     Inventories include material, labor and overhead costs in addition to purchase accounting adjustments to write-up acquired inventory to estimated selling prices less costs to complete, costs of disposal and a reasonable profit allowance.
     Inventories consist of the following at December 31:

(in thousands)	2008	2007
Raw materials and components	$94,332	$34,106
Work in process (materials, labor and overhead)	58,091	35,067
Finished goods (materials, labor and overhead)	204,858	103,519
Adjustment to write up acquired finished goods inventory to fair value	62,748	—

Total inventories (net)	$420,029	$172,692

Property and Equipment
     We capitalize major renewals and improvements that significantly add to productive capacity or extend the life of an asset. We expense repairs, maintenance, and minor renewals and improvements as incurred. We remove the cost of assets and related depreciation from the related accounts on the balance sheet when assets are sold, or otherwise disposed of, and any related gains or losses are reflected in current earnings. Leased capital assets are included in property and equipment. Amortization of property and equipment under capital leases is included with depreciation expense. We compute depreciation expense of owned property and equipment based on the expected useful lives of the assets primarily using the straight-line method. We amortize leasehold improvements over their estimated useful lives or the term of the applicable lease, whichever is less.
     Capitalized internal-use software costs include only those direct costs associated with the actual development or acquisition of computer software for internal use, including costs associated with the design, coding, installation and testing of the system. Costs associated with preliminary development, such as the evaluation and selection of alternatives, as well as training, maintenance and support are expensed as incurred. At December 31, 2008 and 2007 the Company has $94.9 million and $60.2 million, respectively, in unamortized capitalized software costs. For the years ended December 31, 2008, 2007 and 2006, the Company amortized into expense $10.0 million, $9.7 million and $4.9 million, respectively, related to capitalized computer software costs.
     Property and equipment consist of the following at December 31:

	Estimated
	Useful Life
(in thousands)	(in years)	2008	2007
Land	—	$127,197	$19,623
Building and improvements	1-50	363,385	175,388
Machinery and equipment	1-10	304,389	164,318
Internal use software	1-10	124,305	92,771
Construction in process	—	71,641	65,747

Total gross property and equipment		990,917	517,847
Accumulated depreciation and amortization		(242,861)	(198,194)

Total property and equipment (net)		$748,056	$319,653

Goodwill
     Goodwill represents the excess purchase price of net tangible and intangible assets acquired in business combinations over their estimated fair value. Goodwill is allocated to the Company’s segments based on the nature of the product line of the acquired entity. In accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (SFAS 141) and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), goodwill is tested for impairment on an annual basis and earlier if there is an indicator of impairment. Furthermore, SFAS 142 requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite.
     The Company performs its goodwill impairment tests annually during the fourth quarter of its fiscal year and earlier if an event or circumstance indicates that impairment has occurred. The Company utilized a combination of valuation methods including a discounted cash flow analysis and the guideline companies method to estimate the fair value of the reporting unit. Based on this analysis, the Company determined that an impairment does not exist at October 1, 2008, and as a result, no impairment charge has been recorded during the year.
     Changes in the net carrying amount of goodwill for the years ended December 31, 2008 and 2007 are as follows:

		Cell	Applied
(in thousands)	BioDiscovery	Systems	Biosystems	Total
Balance at December 31, 2006	$1,329,187	$150,821	$—	$1,480,008
Purchase adjustments for resolution of income tax contingencies	(3,053)	—	—	(3,053)
Earnout payments	791	—	—	791
Other adjustments	(4,773)	59	—	(4,714)
Goodwill acquired during the year	9,086	6,032	—	15,118
Foreign currency translation	40,629	—	—	40,629

Balance at December 31, 2007	$1,371,867	$156,912	$—	$1,528,779
Purchase adjustments for resolution of income tax contingencies	(203)	(3,318)	—	(3,521)
Other adjustments	(486)	—	—	(486)
Goodwill acquired during the year	—	36,534	2,448,426	2,484,960
Goodwill allocated to equity method investment	—	—	(357,415)	(357,415)
Foreign currency translation	(77,538)	—	—	(77,538)

Balance at December 31, 2008	$1,293,640	$190,128	$2,091,011	$3,574,779

     Additions to goodwill acquired during the year were primarily as a result of our acquisitions of Applied Biosystems and CellzDirect. For details on our acquisitions, refer to the “Business Combination” section in the footnotes to the consolidated financial statements.

Other Intangible Assets
     Intangible assets are amortized using the straight-line method over their estimated useful lives. Amortization expense related to intangible assets for the years ended December 31, 2008, 2007 and 2006 was $86.9 million, $98.7 million and $110.7 million, respectively. In conjunction with acquisitions (see Note 2—Business Combinations), $93.3 million, zero and zero of the purchase price was allocated to in-process research and development and expensed in the Consolidated Statements of Operations for the years ended December 31, 2008, 2007 and 2006, respectively.
     Intangible assets consist of the following:

	December 31, 2008			December 31, 2007
	Weighted	Gross		Weighted	Gross
	average	carrying	Accumulated	average	carrying	Accumulated
(in thousands)	life	amount	amortization	life	amount	amortization
Amortized intangible assets:
Purchased technology	8years	$1,056,395	$(605,864)	7years	$771,748	$(562,736)
Purchased tradenames and trademarks	9years	314,312	(55,174)	8years	83,158	(51,451)
Purchased customer base	12years	1,421,925	(48,344)	5years	51,203	(29,670)
Other intellectual properties	5years	235,304	(34,238)	6years	45,363	(28,545)

		$3,027,936	$(743,620)		$951,472	$(672,402)

Intangible assets not subject to amortization:
Purchased tradenames and trademarks, and other		$7,451			$7,451

     Estimated amortization expense for amortizable intangible assets owned as of December 31, 2008 for each of the five succeeding fiscal years is as follows:

(in thousands)
Years Ending December 31,
2009	$293,390
2010	281,304
2011	273,666
2012	258,036
2013	246,015
Valuation of Long-Lived Assets and Intangibles
     The Company reviews long-lived assets and intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We periodically re-evaluate the original assumptions and rationale utilized in the establishment of the carrying value and estimated lives of its long-lived assets. The criteria used for these evaluations include management’s estimate of the assets continuing ability to generate income from operations and positive cash flow in future periods as well as the strategic significance of any intangible asset in the Company’s business objectives. If assets are considered to be impaired, the impairment recognized is the amount by which the carrying value of the assets exceeds the fair value of the assets, which is determined by applicable market prices, when available. There was no impairment loss recognized for long-lived assets (excluding goodwill) during the years ended December 31, 2008 and 2007.
Product Warranties
     We accrue warranty costs for product sales at the time of shipment based on historical experience as well as anticipated product performance. Our product warranties extend over a specified period of time ranging up to two years from the date of sale depending on the product subject to warranty. The product warranty accrual covers parts and labor for repairs and replacements covered by our product warranties. We periodically review the adequacy of our warranty reserve, and adjust, if necessary, the warranty percentage and accrual based on actual experience and estimated costs to be incurred.

Accrued Expenses and Other Current Liabilities
     Accrued expenses and other current liabilities consist of the following at December 31:

(in thousands)	2008	2007
Accrued hedge liabilities	$58,602	$—
Accrued royalties	50,794	21,829
Accrued pension	46,331	3,284
Accrued warranty	12,616	213
Accrued other	67,075	17,382

Total accrued expenses	$235,418	$42,708

Research and Development Costs
     Costs incurred in research and development activities are expensed as incurred. Research and development costs incurred for collaborations where there are specific product deliverables, service meeting defined performances or other design specifications, are recorded in cost of sales. During the years ended December 31, 2008, 2007 and 2006 research and development expenses in operating expense were $142.5 million, $115.8 million and $104.3 million.
Accounting for Share-Based Compensation
     The Company accounts for share based compensation using Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R). Under this method, share-based compensation cost is measured at the grant date based on the estimated fair value of the award and is recognized as expense over the employee’s requisite service period for all share-based awards granted, modified or cancelled as of January 1, 2006.
Income Taxes
     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
     Effective January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a return. The cumulative effects of applying this interpretation were to record a decrease of $1.5 million to retained earnings, an increase of $2.7 million to net deferred income taxes, a decrease to goodwill of $1.1 million and an increase of $3.1 million to income taxes payable in 2007 upon adoption.
Computation of Earnings Per Share
     Basic earnings per share was computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur from the following items:
•	Convertible subordinated notes and contingently convertible notes where the effect of those securities is dilutive;
•	Dilutive stock options; and
•	Unvested restricted stock

     Computations for basic and diluted earnings (loss) per share for the years ending December 31, 2008, 2007 and 2006 are as follows:

	Net Income	Shares
(In thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
2008
Basic earnings per share:
Net income from continuing operations	$4,356
Net income from discontinued operations, net of tax	1,358

Total basic earnings	$5,714	99,229	$0.06

Diluted earnings per share:
Dilutive stock options	—	2,248
ESPP	—	28
Unvested Restricted Stock	—	357
2% Convertible Senior Notes due 2023	97	1,746
1 1/2% Convertible Senior Notes due 2024	38	77

Net income from continuing operations plus assumed conversions	4,491
Net income from discontinued operations, net of tax	1,358

Total diluted earnings	$5,849	103,685	$0.05

Potentially dilutive securities not included above since they are antidilutive:
Antidilutive stock options		4,420
3 1/4% Convertible Subordinated Notes due 2025		7,124
2007
Basic earnings per share:
Net income from continuing operations	$106,238
Net income from discontinued operations, net of tax	12,911

Total basic earnings	$119,149	93,372	$1.27

Diluted earnings per share:
Dilutive stock options	—	2,036
ESPP	—	10
Unvested Restricted Stock	—	432
2% Convertible Senior Notes due 2023	109	1,222
1 1/2% Convertible Senior Notes due 2024	38	76

Net income from continuing operations plus assumed conversions	106,385
Net income from discontinued operations, net of tax	12,911

Total diluted earnings	$119,296	97,148	$1.23

Potentially dilutive securities not included above since they are antidilutive:
Antidilutive stock options		6,316
3 1/4% Convertible Subordinated Notes due 2025		7,124
2006
Basic earnings (loss) per share:
Net income from continuing operations	$53,188
Net loss from discontinued operations, net of tax	(266,808)

Total basic loss	$(213,620)	102,786	$(2.08)

Diluted earnings per share:
Dilutive stock options	—	1,484
Unvested Restricted Stock	—	156
2% Convertible Senior Notes due 2023	380	904
1 1/2% Convertible Senior Notes due 2024	194	394

Net income from continuing operations plus assumed conversions	53,762
Net loss from discontinued operations, net of tax	(266,808)

Total diluted loss	$(213,046)	105,724	$(2.01)

Potentially dilutive securities not included above since they are antidilutive:
Antidilutive stock options		10,784
3 1/4% Convertible Subordinated Notes due 2025		7,124

Accumulated Other Comprehensive Income
     Accumulated other comprehensive income includes unrealized gains and losses that are excluded from the Consolidated Statements of Operations and are reported as a separate component in stockholders’ equity. The unrealized gains and losses include foreign currency translation adjustments, unrealized gains or losses on available-for-sale investments, unrealized gains or losses on hedging of forecasted foreign currency cash flows and adjustments to the minimum pension liability, net of tax. The minimum pension liability adjustment represents the excess of the additional pension liability over the unrecognized prior service cost.
     Accumulated other comprehensive income (loss) consists of the following at December 31,

(in thousands)	2008	2007
Foreign currency translation adjustment, net of deferred taxes	$(30,978)	$129,315
Unrealized losses on investments, net of deferred taxes	—	(11)
Unrealized gains on hedging transactions, net of deferred taxes	(11,434)	—
Pension liability adjustment, net of deferred taxes	(56,395)	(16,850)

	$(98,807)	$112,454

Reclassifications
     Certain reclassifications of prior year amounts have been made to conform with the current year presentation. Accrued expenses have been reclassified at a more detailed level and segment information from 2007 has been adjusted approximately $2.9 million to better reflect the way management views the business. The Company also has reclassified on the balance sheet the classification of the Mass Spectrometry joint venture to comply with the treatment under APB 18, The Equity Method of Accounting for Investments in Common Stock, in the current period. As a result of this adjustment, which did not impact the income statement, the Company has reclassified $357.4 million from goodwill and $88.1 million from intangible assets to long term investments.
Recent Accounting Pronouncements
     In December 2008, FASB Staff Position (FSP) No. FAS 132R-1, Employers’ Disclosures about Postretirement Benefit Plan Assets, amends FASB Statement of Financial Accounting Standards (SFAS) No. 132R, Employers’ Disclosures about Postretirement Benefit Plan Assets, to provide for additional disclosure and documentation surrounding benefit plan assets and activities. The statement is effective for fiscal years ending after December 15, 2009, with earlier application permitted. The Company does not believe that the adoption of this statement will have a material impact on our financial statements.
     In June 2008, the FASB ratified EITF 07-5, Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock, which addresses the accounting for certain instruments as derivatives under SFAS 133, Accounting for Derivative Instruments and Hedging Activities. The Company currently has outstanding convertible debt with embedded features which are considered indexed to the entity’s own stock and as a stand alone instrument would have been included in stockholders’ equity, and therefore subject to a scope exception in SFAS 133. Under this new pronouncement, specific guidance is provided regarding requirements for an entity to consider embedded features as indexed to the entity’s own stock. The guidance is effective for fiscal years beginning after December 15, 2008. Based on the Company’s review of the pronouncement, the Company does not believe the guidance will have an impact on our financial statements.

     In March 2008, FASB issued Statement of Financial Accounting Standard (SFAS) No. 161, Disclosures About Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133, which provides for additional disclosure and documentation surrounding derivative positions and hedging activity. The statement is applicable for all fiscal years beginning on or after November 15, 2008 and earlier adoption is encouraged. The Company does not believe that the adoption of this statement will have a material impact on our financial statements.
     In December 2007, FASB issued Statement of Financial Accounting Standard (SFAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51, which impacts the accounting for noncontrolling interest in the consolidated financial statements of filers. The statement requires the reclassification of noncontrolling interest from the liabilities section or the mezzanine section between liabilities and equity to the equity section of the balance sheet. The statement also requires that the results from operations attributed to the noncontrolling interest to be disclosed separately from those of the parent. In addition, the accounting for and reporting for deconsolidated subsidiaries will change as a result of adopting this statement. The statement which is applicable for all fiscal years beginning on or after December 15, 2008 and will require prospective treatment. Early adoption is prohibited. The Company does not believe that the adoption of this statement will have a material impact on our financial statements.
     In December 2007, FASB issued Statement of Financial Accounting Standard (SFAS) No. 141R, Business Combinations, which impacts the accounting for business combinations. The statement requires changes in the measurement of assets and liabilities required in favor of a fair value method consistent with the guidance provided in SFAS 157 (see below). Additionally, the statement requires a change in accounting for certain acquisition related expenses and business adjustments which no longer are considered part of the purchase price. Adoption of this standard is required for fiscal years beginning after December 15, 2008. Early adoption of this standard is not permitted. The statement requires prospective application for all acquisitions after the date of adoption. The statement will require changes in the accounting for acquisition costs, restructuring costs, in process research and development and the resolution of certain acquired tax items. As a result, the adoption of the statement could have a material impact on the future operations of the Company based on future acquisitions and changes in estimates and unrecognized tax benefits and liabilities related to pre-existing business combination transactions.
     In February 2007, FASB issued Statement of Financial Accounting Standards (SFAS) 159, The Fair Value Option for Financial Assets and Financial Liabilities, which allows entities to account for most financial instruments at fair value rather than under other applicable generally accepted accounting principles (GAAP), such as historical cost. The accounting results in the instrument being marked to fair value every reporting period with the gain/loss from a change in fair value recorded in the income statement. The Company adopted this standard in the current year without any material impact to the financial statements.
     In September 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. Adoption of this statement for non-financial assets and liabilities is required for an entity’s first fiscal year that begins after November 15, 2008 due to the deferral period provided by FSP 157-2, Effective Date of SFAS 157. The Company adopted this standard for financial assets and liabilities in the current year without any material impact to the financial statements.
Adjustments to Consolidated Financial Statements for FSP APB 14-1
     In May 2008, FASB issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments that May be Settled in Cash upon Conversion (Including Partial Cash Settlement) (FSP APB 14-1)(codified in FASB ASC Topic 470, Debt with Conversions and Other Options), that significantly impacts the accounting for convertible debt. The FSP requires cash settled convertible debt, such as the Company’s $1,150 million aggregate principal amount of convertible notes that are currently outstanding, to be separated into debt and equity components at issuance and a value to be assigned to each. The accompanying consolidated financial statements have been adjusted for the retrospective application of FSP APB 14-1, which became effective for the Company on January 1, 2009. The financial information contained in the consolidated financial statements and accompanying notes to the consolidated financial statements reflect only the adjustments described below related to the retrospective application of FSP APB 14-1. For further discussion of the impact on the financial statements, refer to Note 5 in the consolidated financial statements.

     The following tables set forth the effect of the retrospective application of FSP APB 14-1 on certain reported line items:

	Year ended December 31,
	2008		2007		2006
Consolidated Statements of Operations	As previously		As previously		As previously
(in thousands, except per share data)	reported	As adjusted	reported	As adjusted	reported	As adjusted
Interest expense	$(43,039)	$(85,061)	$(27,967)	$(67,417)	$(32,156)	$(69,194)
Income tax provision	(124,299)	(107,883)	(48,367)	(32,958)	(28,304)	(13,837)
Income from continuing operations	29,962	4,356	130,279	106,238	75,759	53,188
Net income	31,321	5,714	143,190	119,149	(191,049)	(213,620)

Earnings per share from continuing operations
Basic	$0.31	$0.05	$1.39	$1.13	$0.74	$0.52
Diluted	$0.29	$0.04	$1.35	$1.10	$0.72	$0.51

Earnings per share
Basic	$0.32	$0.06	$1.53	$1.27	$(1.86)	$(2.08)
Diluted	$0.30	$0.05	$1.48	$1.23	$(1.80)	$(2.01)

	Balance at December 31,
	2008		2007
Consolidated Balance Sheets	As previously		As previously
(in thousands)	reported	As adjusted	reported	As adjusted
Assets
Other assets	$196,291	$181,133	$49,915	$36,618
Total assets	8,913,917	8,898,759	3,329,747	3,316,450

Liabilities
Long-term debt	3,503,589	3,396,420	1,150,700	1,003,372
Deferred income tax liabilities	638,275	674,215	102,373	154,726
Total liabilities	5,513,450	5,442,221	1,564,300	1,469,325

Stockholders Equity
Additional paid in capital	4,343,485	4,508,259	2,424,154	2,588,941
Retained earnings	118,313	9,610	86,992	3,896
Total stockholders equity	3,400,467	3,456,538	1,765,447	1,847,125

	Year ended December 31,
	2008		2007		2006
Consolidated Statements of Cash Flows	As previously	As adjusted	As previously	As adjusted	As previously	As adjusted
(in thousands)	reported		reported		reported
Net income	$31,321	$5,714	$143,190	$119,149	$(191,049)	$(213,620)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of deferred debt issuance costs	3,768	5,633	1,437	3,250	2,398	4,161
Deferred income taxes	52,594	36,177	611	(14,798)	(40,011)	(54,478)
Debt discount amortization	—	40,159	—	37,637	—	35,275

2. BUSINESS COMBINATIONS
Acquisitions
Merger with Applied Biosystems, Inc.
     On June 11, 2008, the Company entered into a definitive merger agreement with Applied Biosystems, Inc. (AB), formerly known as Applera Corporation, under which the Company acquired all outstanding shares of AB in a cash and stock transaction. AB is a global leader in the development and marketing of instrument-based systems, consumables, software, and services for academic research, the life science industry and commercial markets. AB commercializes innovative technology solutions for DNA, RNA, protein and small molecule analysis. Customers across the disciplines of academic and clinical research, pharmaceutical research and manufacturing, forensic DNA analysis, and agricultural biotechnology use AB’s tools and services to accelerate scientific discovery, improve processes related to drug discovery and development, detect potentially pathogenic microorganisms, and identify individuals based on DNA sources. AB has a comprehensive service and field applications support team for a global installed base of high-performance genetic and protein analysis solutions. The merger enables the two companies to broaden their customer offering to include a full range of instruments, equipment, reagents, consumables and services.
     The merger agreement provides that at the effective time of the merger, each outstanding share of AB stock would be converted into the right to receive either a combination of cash and shares of Life Technologies common stock or all cash or all shares of Life Technologies common stock, in each case subject to the election and allocation procedures laid out in the prospectus as selected by the shareholder. The consideration was based on the 20 day weighted average price of the Company immediately preceding the merger date. Based on the weighted average closing prior to the merger the ultimate consideration paid under Emerging Issues Task Force (EITF) abstract 99-12, Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination, the value was $22.25 per share with $1,798.6 million paid in stock and $3,229.2 million paid in cash and $23.8 million related to the exchange of Applied Biosystems stock options for Life Technologies stock options.
     Upon the completion of the merger, AB’s shareholders owned approximately 46.6 percent of the combined company. As a result of the Company owning more than a majority of the combined company, the premium paid to AB shareholders and a majority of the management and board of the Company representing senior management, the Company is considered to be the acquirer for accounting purposes.
     Had the merger with AB been completed as of the beginning of 2007, the Company’s pro forma results for 2008 and 2007 would have been as follows:

(in thousands, except per share data)	2008	2007
Revenue	$3,140,362	$2,892,805
Operating Income	294,189	280,088
Net Income	54,067	137,689
Earnings per Share:
Basic	$0.31	$0.79
Diluted	$0.30	$0.77
Basic Weighted Average Shares	173,670	174,207
Diluted Weighted Average Shares	177,779	177,983
     The primary adjustments relate to the purchase accounting impacts of the acquired intangible assets and increased debt load associated with the acquisition. The above pro forma information was determined based on historical GAAP results adjusted for the purchase price allocation and estimated related changes in income associated with the merger of Applied Biosystems. Excluded from the proforma results are purchase accounting adjustments related to in process research and development, the fair market value adjustment of inventory and deferred revenue as these adjustments do not reflect ongoing operations. Additionally, the Company excluded the impact of the expense associated with the acceleration of equity vesting and discontinuation of hedging relationships associated with the Applied Biosystems merger as these adjustments do not reflect ongoing operations as if the Companies merged on January 1, 2007.
     The Company’s results for 2008 and 2007 would not have been materially different from its reported results had its other acquisitions occurred at the beginning of 2007.

     The Company is still finalizing the allocation of the purchase price. The Company expects to complete the allocation of purchase price during fiscal year 2009. The components of the preliminary purchase price allocation for AB are as follows:

Purchase Consideration:
(in thousands)
Fair value of common stock issued to AB Shareholders	$1,798,581
Fair value of Life Technologies options exchanged for AB options	23,773
Cash paid to AB shareholders	3,229,192
Transaction costs	38,847

Cash acquired	(529,181)
$4,561,212

Allocation of Purchase Price:
(in thousands)
Current assets	$906,564
Property, plant, and equipment	393,921
Acquired intangible assets	2,167,400
In-process research and development	65,400
Goodwill	2,448,426
Other assets	392,163
Liabilities assumed	(1,812,662)

$4,561,212

     The acquired identified intangible assets with definite lives from the merger with AB are as follows:

Acquired Intangible Assets
(in thousands)
Customer relationships	$1,396,000
Purchased technology	342,700
Acquired tradenames	239,700
PCR royalty contracts	189,000

$2,167,400
     The weighted-average amortization periods for intangible assets with definite lives are: 12 years for customer relationships, 7 years for product technology, 9 years for tradenames and 5 years for acquired PCR Royalty contracts. The weighted-average amortization period for all intangible assets with definite lives acquired in the merger with AB is 10 years. The acquired purchase technology relates to Applied Biosystems Molecular Cell Biology business which includes the SOLiD high throughput instruments and consumables, Genomic assays technology for both research and applied markets, functional analysis and the Proteomics and Small Molecule business which includes Mass Spectrometry. The acquired tradenames primarily relate to the acquired Applied Biosystems and Ambion tradenames.
     The Company has allocated $65.4 million of the purchase price of AB to purchased in-process research and development. This amount estimates the fair value of various acquired in-process projects that have not yet reached technological feasibility and do not have future alternative use as of the date of the merger. The in-process research and development is primarily related to the ongoing research projects which seek to enhance the Company’s current technology platform. The Company has included this allocated value into expense as a separate line item on the financial statements as of the date of the merger.
     The Company has assigned value to identifiable intangible assets and purchased in-process research and development based on the income approach, specifically the royalty relief method. The method is based on the assumption that in lieu of ownership of an intangible asset, a company would be willing to pay a royalty in order to enjoy the benefits of the asset. Under this method, the value is estimated by discounting the hypothetical royalty payments to their present value over the economic life of the asset.
     The purchased price exceeded the value of acquired tangible and identifiable intangible assets, and therefore the Company has allocated $2,448.4 million to goodwill. Of this allocation of purchase price to goodwill, none is expected to be deductible for tax purposes. Included in the goodwill amount is $918.0 million related to deferred tax liabilities recorded as a result of the inability to deduct intangible amortization expense associated with the merger. The Company’s cost basis in the intangible assets is zero requiring an adjustment to the deferred tax liability to properly capture the Company’s ongoing tax rate. The remainder of the goodwill balance is related to estimated synergies in the purchase price and non-capitalizable intangible assets (i.e. employee workforce) acquired in association with the acquisition. The Company anticipates cost savings and revenue synergies as the result of the combination of the two businesses. The cost savings are expected to be driven by operating efficiencies and elimination of redundant positions as well as the elimination of duplicate facilities. Revenue synergies are expected to be driven by increased market presence and leveraging of the combination of the combination of reagent and instrument sales platforms.
     As part of the acquisition of Applied Biosystems, the Company acquired a joint venture, Applied Biosystems/MDS Analytical Technologies Instruments, in which the Company is a 50% owner of. The Company accounts for its investment in the joint venture using the equity method, consistent with the guidance in APB No. 18, The Equity Method of Accounting for Investments in Common Stock, based on the circumstances where the Company is unable to influence the operating or financial decisions of the investee, shares in the risks and rewards of all related business activities and the joint venture is a stand alone legal entity. Prior to the acquisition, Applied Biosystems accounted for the operations of the joint venture on a gross basis. As a result, the Company has adjusted the historical pro forma information to comply with the equity method. The Company accounts for the results of the joint venture in the Consolidated Statements of Operations in the “other income/(expense)” line. The Company accounts for non-operating and stand alone assets and liabilities, which includes goodwill and intangibles associated with the acquisition, of the joint venture in the “long term investment” line in the Consolidated Balance Sheet. The Company continues to assign value and allocate the purchase price to the various acquired components of the Applied Biosystems merger, including the valuation of the acquired joint venture. Due to the nature of the joint venture, with sales, distribution and service commingled with the Company’s operations, operating assets and liabilities specifically related to the joint venture are commingled or inseparable. As a result, for operating assets and liabilities the Company records these assets in the functional operating asset and liability classifications which represent the underlying asset or liability and do not record these assets or liabilities in the “long term investment” account
     The Company has undertaken restructuring activities in connection with the AB acquisition. These activities, which have been accounted for in accordance with Emerging Issues Task Force (EITF) Issue No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination” have primarily included one-time personnel benefit costs, specifically severance costs related to duplicative positions and change in control agreements, to mostly manufacturing, finance and research and development employees of AB. The restructuring plan does also include charges associated with closure of certain AB leased facilities and other one-time personnel benefit costs to AB employees, specifically relocation costs. The Company currently continues to finalize its restructuring plan in connection with the AB acquisition. In accordance with EITF Issue No. 95-3, the Company will finalize its restructuring plan no later than one year from the date of the AB acquisition. Upon finalization of the restructuring plan for less than the expected amount, any excess reserves are reversed with a corresponding decrease in goodwill. Upon finalization of the restructuring plan exceeding the expected amount, any additional costs will be recorded in business consolidation costs in the Consolidated Statements of Operations.
     The following table summarizes the restructuring activity in connection with the AB acquisition during the fourth quarter 2008, as well as the remaining restructuring accrual in the Consolidated Balance Sheets at December 31, 2008:

	One-Time Personnel
(in thousands)	Benefit Costs	Total
Balance at December 31, 2007	$—	$—
Reserves established	68,962	68,962
Amounts paid	(3,081)	(3,081)

Balance at December 31, 2008	$65,881	$65,881
Other Acquisitions
     During 2008, 2007 and 2006, the Company completed several additional acquisitions that were not material to the overall consolidated financial statements and the results of operations have been included in the consolidated financial statements from the respective dates of the acquisitions.
     On January 31, 2008, the Company completed the acquisition of CellzDirect, Inc. (CellzDirect), a privately held company based in Research Triangle Park, North Carolina. CellzDirect, founded in 2001, provides hepatocyte-based cell products and related services used in the testing of new drugs. CellzDirect has approximately 99 employees at its sites located in North Carolina and Texas. The Company does not believe this to be a material acquisition. The Company paid cash of approximately $57.3 million to acquire all of the outstanding shares of CellzDirect. The purchase price paid was allocated to identifiable intangible assets of $26.8 million, fair market value adjustment of acquired inventory of $3.0 million and other net assets acquired of $4.7 million. As a result of non-deductible fair value adjustments of acquired intangibles and acquired inventory, deferred tax liabilities of $10.6 million and $3.1 million were recorded, respectively. In addition the Company recorded $3.6 million of deferred tax assets. The excess of the purchase price over the fair values of assets and liabilities acquired of approximately $32.9 million was assigned to goodwill. The intangible assets are being amortized over a period of five to seven years. The fair market value adjustment of acquired inventory will be recognized in the statement of operations based on the sales of acquired inventory.
     The Company completed two additional acquisitions in 2008 for the combined purchase price of $31.2 million. Both acquisitions were for immaterial companies considered development stage enterprises, and therefore, the transactions have been accounted for as asset purchases. For tax purposes, the transactions were treated as a taxable stock acquisition. The Company recorded aggregate net assets, including acquired intangibles, and in-process research and development (IPR&D) of $3.3 million and $27.9 million, respectively, during the year ended December 31, 2008 with respect to these acquisitions.
     The Company completed two acquisitions in 2007 for the combined purchase price of $23.1 million in cash and one acquisition in 2006 for $15.1 million in cash. The Company does not believe these acquisitions to be material to the Company.
Business Consolidation Costs
     The Company continues to integrate recent acquisitions into its operations and recorded approximately $38.6 million, $5.6 million and $12.5 million in 2008, 2007 and 2006, respectively, related to these efforts. The expenses in 2008 primarily relate to business consolidation efforts, including integration planning associated with the Applied Biosystems merger. Costs associated with 2007 and 2006 relate primarily to the severance and other costs associated with consolidation of acquired entities.

3. SEGMENT AND GEOGRAPHIC INFORMATION
Segment Information
     The Company has three reportable segments: BioDiscovery, Cell Systems, and Applied Biosystems.
     BioDiscovery (BD). Our BD segment includes molecular biology, cell biology and drug discovery product lines. Molecular biology encompasses products from the initial cloning and manipulation of DNA, to examining RNA levels and regulating gene expression in cells, to capturing, separating and analyzing proteins. These include the research tools used in reagent and kit form that simplify and improve gene acquisition, gene cloning, gene expression and gene analysis techniques. This segment also includes a full range of enzymes, nucleic acids, other biochemicals and reagents. These biologics are manufactured to the highest research standards and are matched in a gene specific, validated manner (gene, ORF, RNAi, protein, antibodies, etc.) to ensure researchers the highest purity and scientific relevance for their experimentation. We also offer software through this segment that enables more efficient, accelerated analysis and interpretation of genomic, proteomic and other biomolecular data for application in pharmaceutical, therapeutic and diagnostic development. The acquisitions of Zymed, Caltag, Dynal and BioSource have enhanced our ability to offer new technology and products, such as antibodies and proteins (Zymed, Caltag and BioSource) and magnetic beads used for biological separation (Dynal), which is the first step in almost every biologic investigative or diagnostic process.
     Cell Systems (CS). Researchers studying cells, and manufacturers that use cells to make biopharmaceuticals and other products, need to grow cells in the laboratory (referred to as in vitro) under conditions that simulate the environment in which cells live naturally (referred to as in vivo), and they need to provide those cells with the nutrients required for them to remain alive. Our CS segment includes all of our GIBCO cell culture products and services, which are used for these purposes. Products include sera, cell and tissue culture media, reagents used in both life sciences research and in processes to grow cells in the laboratory and to produce biopharmaceuticals and other end products made through cultured cells. CS services include the creation of commercially viable stable cell lines and the optimization of production processes used for the production of therapeutic drugs.
     Applied Biosystems (AB). The AB products and services include a broad portfolio of instrument-based systems, consumables, software, and services for academic research, the life science industry, and commercial markets. These products and services incorporate proprietary technology used for DNA, RNA, protein, and small molecule analysis. Our AB products include complete instrument-reagent systems, such as PCR and Real-Time PCR systems, capillary electrophoresis sequencing systems and next-generation DNA sequencing systems. Additional products include mass spectrometry systems which are used to identify and quantify a wide range of analytes, including proteins and chemical compounds, Ambion RNA reagents, as well as, specialized applied markets products and services, which are described above under the heading “Target Markets.”
     The Company does not have intersegment revenues that are material to the overall consolidated financial statements. In addition, the Company does not currently segregate assets by segment as a majority of the Company’s total assets are shared or considered non-segment assets. As a result, the Company has determined it is not useful to assign its shared assets to individual segments.
     Segment information for the years ended December 31, is as follows:

				Corporate
		Cell	Applied	And
(dollars in thousands)	BioDiscovery	Systems	Biosystems	Unallocated(1)	Total
2008
Revenues from external customers	$989,878	$443,683	$191,024	$(4,262)	$1,620,323

Gross profit	701,862	238,106	126,722	(125,938)	940,752

Gross margin	71%	54%	66%		58%
Selling and administrative	305,966	120,270	45,089	27,987	499,312
Research and development	104,766	16,203	17,527	4,009	142,505
Purchased in-process research and development	—	—	—	93,287	93,287
Business consolidation costs	—	—	—	38,647	38,647

Operating income (loss)	$291,130	$101,633	$64,106	$(289,868)	$167,001

Operating margin	29%	23%	34%		10%
2007
Revenues from external customers	$902,224	$379,523	$—	$—	$1,281,747

Gross profit	630,179	190,582	—	(104,874)	715,887

Gross margin	70%	50%	—		56%
Selling and administrative	290,255	100,100	—	25,744	416,099
Research and development	97,219	14,524	—	4,090	115,833
Business consolidation costs	—	—	—	5,635	5,635

Operating income (loss)	$242,705	$75,958		$(140,343)	$178,320

Operating margin	27%	20%			14%
2006
Revenues from external customers	$814,650	$336,525	$—	$—	$1,151,175

				Corporate
		Cell	Applied	And
(dollars in thousands)	BioDiscovery	Systems	Biosystems	Unallocated(1)	Total
Gross profit	552,411	173,286	—	(117,366)	608,331

Gross margin	68%	52%	—		53%
Selling and administrative	265,940	84,748	—	31,768	382,456
Research and development	89,743	10,439	—	4,161	104,343
Business consolidation costs	—	—	—	12,540	12,540

Operating income (loss)	$196,728	$78,099	$—	$(165,835)	$108,992

Operating margin	24%	23%			10%

(1)	Unallocated items for the years ended December 31, 2008, 2007 and 2006 include write off of purchased deferred revenue of $4.3 million, zero and zero, noncash charges for purchase accounting inventory revaluations of $30.8 million $0.5 million and $3.1 million, amortization of purchased intangibles of $86.9 million, $98.7 million and $110.7 million, depreciation of purchase accounting property, plant, and equipment revaluations of $1.1 million, zero and zero, business consolidation costs of $38.6 million, $5.6 million and $12.6 million, write off of purchased in-process research and development of $93.3 million, zero and zero, and expenses related to share-based payments as a result of the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payments, of $34.9 million, $35.5 million and $38.9 million, respectively. These items are not allocated by management for purposes of analyzing the operations since they are principally non-cash or other costs resulting primarily from business restructuring or purchase accounting that are separate from ongoing operations.

Geographic Information
     Information by geographic area for the years ended December 31, is as follows:

(in thousands)	2008	2007	2006
Product and service sales to unrelated customers located in(1):
Americas:
United States	$688,304	$580,956	$578,873
Other Americas	72,226	56,981	20,347

Total Americas	760,530	637,937	599,220

Europe	540,057	417,723	358,609
Asia Pacific	261,119	179,617	147,430
Other Foreign	7,580	6,519	4,187

Total product and service revenue	1,569,286	1,241,796	1,109,446
Total other revenue	51,037	39,951	41,729

Total revenue	$1,620,323	$1,281,747	$1,151,175

Net long-lived assets located in(2):
Americas:
United States	$634,676	$249,195	$213,798
Other Americas	3,860	1,328	667

Total Americas	638,536	250,523	214,465

Europe:
United Kingdom	42,163	26,993	23,856
Other Europe	22,905	17,140	15,435

Total Europe	65,068	44,133	39,291

Asia Pacific	43,273	24,076	20,697
Other Foreign	1,179	921	966

Total net long-lived assets	$748,056	$319,653	$275,419

(1)	Product and service revenue excludes royalty and other revenues since they are not allocated on a geographic basis.

(2)	Net long-lived assets relate to the Company’s property, plant and equipment. The Company does not allocate other long term assets by location.

4. LINES OF CREDIT
     As of December 31, 2008 and 2007, foreign subsidiaries in Brazil, China, India, Japan, and Norway had available bank lines of credit denominated in local currency to meet short-term working capital requirements. The credit facilities bear interest at fixed rates, the respective bank’s prime rate, the London LIBOR rate, the Norwegian NIBOR rate and the Japan TIBOR rate. The weighted average interest rate of these lines of credit were 5.28% and 3.64% at December 31, 2008 and 2007, respectively. Under these lines of credit, the U.S. dollar equivalent of these facilities totaled $13.4 million and $21.4 million, of which $0.3 and $0.9 million was outstanding at December 31, 2008 and 2007, respectively. Additionally, the Company’s Japan subsidiary has an outstanding letter of credit which had a U.S. dollar equivalent of $1.1 million and $0.9 million at December 31, 2008 and 2007, respectively, to support its import duty.
     On November 21, 2008, the Company entered into a revolving credit facility of $250.0 million (the Revolving Credit Facility) with Bank of America, N.A, thereby cancelling its senior secured credit facility with Bank of America, N.A. entered into on January 9, 2006. Interest rates on outstanding borrowings are determined by reference to LIBOR or to an alternate base rate, with margins determined based on changes in the Company’s leverage ratio. Under the credit agreement governing the Company’s new credit facilities, the Company has the right to make up to three requests to increase the aggregate commitments under the revolving credit facility and/or term loan facilities in an aggregate principal amount for all such requests of up to $500.0 million, provided certain conditions are met. The Revolving Credit Facility contains various representations, warranties and affirmative, negative and financial covenants and conditions of default customary for financings of this type. The Company currently anticipates using the proceeds of the Revolving Credit Facility for the purpose of general working capital and capital expenditures and/or other capital needs as they may arise. As of December 31, 2008, the Company has issued $12.9 million in letters of credit under the revolving credit facility, and accordingly, the remaining available credit is $237.1 million.
5. LONG-TERM DEBT
     Long-term debt consists of the following at December 31:

(in thousands)	2008	2007
3 1/4% Convertible Senior Notes (principal due 2025)	$322,774	$307,137
1 1/2% Convertible Senior Notes (principal due 2024)	391,924	375,305
2% Convertible Senior Notes (principal due 2023)	328,114	320,230
Term Loan A(principal due 2013)	1,400,000	—
Term Loan B (principal due 2015)	997,500	—
Secured Loan (principal due 2010)	35,600	—
Capital Leases	508	12
Other	—	812

Total debt	3,476,420	1,003,496
Less current portion	(80,000)	(124)

Total Long-term debt	$3,396,420	$1,003,372

     Maturities of the long-term debt listed above at December 31, 2008, are as follows:

			Imputed
			Interest On
		Remaining	Minimum
		Discount	Lease Payments
	Gross	On Convertible	Under Capital	Total
(in thousands)	Maturities	Debt	Leases	Debt
Years Ending December 31,
2009	$80,000	$—	$—	$80,000
2010	185,703	—	(9)	185,694
2011	150,069	—	(6)	150,063
2012	220,077	—	(7)	220,070
2013	850,085	—	(8)	850,077
Thereafter	2,097,706	(107,169)	(21)	1,990,516

Total	$3,583,640	$(107,169)	$(51)	$3,476,420

Term Loan A and Term Loan B
     On November 21, 2008, the Company entered into $2,650 million of credit facilities consisting of: (1) a revolving credit facility of $250 million; (2) a term loan A facility of $1,400 million; and (3) a term loan B facility of $1,000 million. The Company’s credit facilities are governed by a credit agreement among the Company, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, UBS Securities LLC and Morgan Stanley Senior Funding, Inc., as Co-Syndication Agents, DnB Nor Bank, ASA and The Bank of Nova Scotia, as Co-Documentation Agents, and other lender parties thereto. The proceeds of the term loan facilities, together with other sources, were used to finance (1) the cash portion of the merger consideration paid to stockholders of Applied Biosystems, (2) costs and expenses related to the merger transactions, (3) the repayment of, and termination of all commitments to make extensions of credit under certain of the Company’s and Applied Biosystems’ existing indebtedness, which did not include the Company’s existing convertible notes and certain other indebtedness, and (4) the Company’s ongoing working capital and general corporate purposes after the merger. At the effective time of the merger, the Company borrowed the entire amount available under the term loan facilities. The Company’s $250.0 million syndicated secured credit facility entered into on January 9, 2006 with Bank of America N.A terminated in connection with the entry into the Company’s new credit facilities.
     The credit agreement provides that loans under the credit facilities bear interest based on the LIBOR or, if the Company so elects, on Bank of America’s Base Rate. For the revolving credit facility and the term loan A, interest is computed based on the Company’s leverage ratio as shown below:

Pricing	Total Leverage			Revolving Credit
Level	Ratio	LIBOR Rate	Base Rate	Commitment Fee
1	≥ 3.0:1	LIBOR + 2.50%	Base Rate + 1.50%	0.500%
2	< 3.0:1 but ≥ 2.5:1	LIBOR+2.25%	Base Rate + 1.25%	0.375%
3	< 2.5:1 but ≥ 2.0:1	LIBOR+2.00%	Base Rate + 1.00%	0.375%
4	< 2.0:1	LIBOR+1.50%	Base Rate + 0.50%	0.250%
     From the closing date, November 21, 2008, to the date on which the Administrative Agent receives a compliance certificate for the first fiscal quarter ending in 2009, the interst on the revolving credit facility and term loan A will be Pricing Level 1. Term loan B bears interest at LIBOR plus 3.00%, subject to a minimum LIBOR rate of 3.00% for the first three years after the closing date, or, if the Company so elects, at Base Rate plus 2.00%. In association with the term loan agreement, the Company is required to swap three years of $800.0 million in variable rate interest payments for fixed rate interest payments within 90 days of the signing of the agreement. Subsequent to December 31, 2008 and within the 90 day window, the Company has entered into interest rate swaps to comply with this requirement.
     The Company must repay 1.25% of the principal amount of the term loan A in each quarter of 2009, 2.5% in each quarter of 2010 and 2011, 3.75% in each quarter of 2012 and 15% in each quarter of 2012 with the final payment of all amounts outstanding under the term loan A facility, plus accrued interest, due on November 21, 2012. The Company must repay, in each quarter, beginning with the quarter ended December 31, 2008, 0.25% of the principal amount of the term loan B, with the final payment of the remaining term loan B due on November 21, 2015. The Company can prepay the term loans without penalty. The revolving credit facility will terminate and all amounts outstanding thereunder, plus accrued interest, will be due on November 21, 2013. During the year ended 2008, the Company repaid principal of zero and $2.5 million for term loan A and term loan B, respectively. Costs incurred to issue the debt under the credit facility totaled $43.5 million for term loan A, $41.0 million for term loan B, and $7.8 million for the Revolving Credit Facility. The Company amortized debt issuance costs of $0.8 million , $0.8 million, and $0.2 million for term loan A, term loan B, and the Revolving Credit Facility, respectively. As of December 31, 2008, the unamortized balances of the issuance costs were $42.6 million, $40.3 million, and $7.6 million for term loan A, term loan B, and the Revolving Credit Facility, respectively.
     The Company’s credit agreement requires the loans to be prepaid with a portion of the net cash proceeds of non-ordinary course sales or other dispositions of property and assets and casualty proceeds, condemnation awards and certain other extraordinary receipts, subject to exceptions. The portion of such net cash proceeds to be applied to prepayments of loans will be determined based on our leverage ratio, with 100% to be applied if the leverage ratio is greater than or equal to 3.00x; 50% if the leverage ratio is less than 3.00x and greater than or equal to 2.50x; and 0% if the leverage ratio is less than 2.50x. Loans under the Company’s credit facilities will also be required to be prepaid with 100% of the net cash proceeds from the issuance or incurrence of new debt (other than certain debt permitted by the credit agreement). These mandatory prepayments will be applied to the repayment of the term facilities as the Company directs.

     The credit agreement allows the Company to make certain investments and share repurchases, subject to restrictions based on leverage. If the Company’s leverage ratio is greater than or equal to 3.00x, the Company may spend up to $500.0 million annually on acquisitions and share repurchases in any fiscal year. If the Company’s leverage ratio less than 3.00x, there is no limit to investments in acquisitions. However, the Company’s maximum share repurchases will be $500.0 million in any fiscal year.
     The credit agreement governing the Company’s new credit facilities contains financial maintenance covenants, including a maximum leverage ratio and minimum fixed charge coverage ratio. These financial maintenance covenants apply beginning with the fiscal quarter ending March 31, 2009. Initially, the Company’s leverage ratio cannot exceed 4.25x. This maximum leverage ratio reduces on a quarterly schedule to 3.75x by December 31, 2009 and to 3x by December 31, 2010. After December 31, 2010, the Company’s leverage ratio cannot exceed 3.00x. The Company will be also be required to maintain a fixed charge coverage ratio of at least 1.75x. The credit agreement also contains affirmative and negative covenants applicable to the Company’s and its subsidiaries, subject to materiality and other qualifications and exceptions.
     Obligations under the Company’s credit agreement may be declared immediately due and payable upon the occurrence of certain events of default as defined in the credit agreement, including failure to pay any principal when due and payable, failure to pay interest within three business days after due, failure to comply with any covenant, representation or condition of any loan document or swap contract, any change of control, cross-defaults, and certain other events as set forth in the credit agreement, with grace periods in some cases.
     The Company’s obligations under the credit facilities are guaranteed by each of the Company’s domestic subsidiaries and are collateralized by substantially all of the Company’s and its guarantor subsidiaries’ assets.
Secured Loan
     At December 31, 2008 the Company holds $35.6 million in AAA rated auction rate securities. Beginning in February 2008, auctions failed for the Company’s holdings because sell orders exceeded buy orders. As a result of the failed auctions, the Company is holding illiquid securities because the funds associated with these failed auctions will not be accessible until the issuer calls the security, a successful auction occurs, a buyer is found outside of the auction process, or the security matures. In August, 2008, UBS announced that it has agreed to a settlement in principle with the Securities and Exchange Commission (SEC) and other state regulatory agencies represented by North American Securities Administrators Association to restore liquidity to all remaining clients who hold auction rate securities. UBS committed to repurchase auction rate securities from their private clients at par beginning January 1, 2009. The Company intends to have this settlement between June 30, 2010 and July 2, 2012. Until UBS fully redeems the Company’s auction rate securities, UBS will loan to the Company at par without recourse with accrued interest charge at the same rate as the yields earned on the underlying securities that serve as collateral for the loan. For information on auction rate securities, see Note 1 of the Notes to Consolidated Financial Statements included in Item 8.
Convertible Debt
     On June 20, 2005, the Company sold 3 1/4% Convertible Senior Notes due 2025 (the 3 1/4% Notes) to certain qualified institutional investors at par value. Including the exercise of the over-allotment option, the total size of the offering was $350.0 million. After expenses, net proceeds to the Company were $343.0 million.
     Interest is payable on the 3 1/4% Notes semi-annually in arrears beginning December 15, 2005. In addition to the coupon interest of 3.25%, additional interest of 0.225% of the market value of the 3 1/4% Notes may be required to be paid per six-month period beginning June 15, 2011, if the market value of the 3 1/4% Notes during a specified period is 120% or more of the 3 1/4% Notes’ principal value. The 3 1/4% Notes may be redeemed, in whole or in part, at the Company’s option on or after June 15, 2011, at 100% of the principal amount plus any accrued and unpaid interest. In addition, the holders of the 3 1/4% Notes may require the Company to repurchase all or a portion of the 3 1/4% Notes for 100% of the principal amount, plus any accrued and unpaid interest, on June 15, 2011, 2015 and 2020 or upon the occurrence of certain fundamental changes. Prepayment of amounts due under the 3 1/4% Notes will be accelerated in the event of bankruptcy or insolvency and may be accelerated by the trustee or holders of 25% of the 3 1/4% Notes’ principal value upon default of payment of principal or interest when due for over thirty days, the Company’s default on its conversion or repurchase obligations, failure of the Company to comply with any of its other agreements in the 3 1/4% Notes or indenture, or upon cross-default by the Company or a significant subsidiary for failure to make a payment at maturity or the acceleration of other debt of the Company or a significant subsidiary, in either case exceeding $50.0 million.

     The terms of the 3 1/4% Notes require the Company to settle the par value of the 3 1/4% Notes in cash and deliver shares only for the excess, if any, of the conversion value (based on a conversion price of $49.13) over the par value.
     In February 2004 and August 2003, the Company issued $450.0 million principal amount of 1 1/2% Convertible Senior Notes (the Old 1 1/2% Notes) due February 15, 2024 and $350.0 million principal amount of 2% Convertible Senior Notes (the Old 2% Notes) due August 1, 2023 to certain qualified institutional buyers, respectively. After expenses, the Company received net proceeds of $440.1 million and $340.7 million for the Old 1 1/2% Notes and Old 2% Notes, respectively. Interest on the Old Notes was payable semi-annually on February 15th and 1st and August 15th and 1st, for the Old 1 1/2% Notes and the Old 2% Notes, respectively. In addition to the coupon interest of 1 1/2% and 2%, additional interest of 0.35% of the market value of the Old Notes may have been required to be paid beginning February 15, 2012 and August 1, 2010, if the market value of the Old Notes during specified testing periods was 120% or more of the principle value, for the Old 1 1/2% Notes and the Old 2% Notes, respectively. This contingent interest feature was an embedded derivative with a de minimis value, to which no value had been assigned at issuance of either of the Old Notes or as of December 31, 2006 and 2005. The Old Notes were issued at 100% of principal value, and were convertible shares of common stock at the option of the holder, subject to certain conditions described below, at a price of $51.02 and $34.12 per share for the Old 1 1/2% Notes and Old 2% Notes, respectively. The Old Notes were to be redeemed, in whole or in part, at the Company’s option on or after February 15, 2012 (for the Old 1 1/2% Notes) and August 1, 2010 (for the Old 2% Notes) at 100% of the principal amount. In addition, the holders of the Old Notes may require the Company to repurchase all or a portion of the Old Notes for 100% of the principal amount, plus accrued interest, on three separate dates per their issuance agreement.
     The Old Notes also contained restricted convertibility features that did not affect the conversion price of the notes but, instead, placed restrictions on the holder’s ability to convert their notes into shares of the Company’s common stock (conversion shares). Holders were able to convert their Old Notes into shares of the Company’s common stock prior to stated maturity.
     During December 2004, the Company offered up to $350.0 million aggregate principal amount of 2% Convertible Senior Notes due 2023 (the New 2% Notes) in a non-cash exchange for any and all outstanding Old 2% Notes, that were validly tendered on that date. Approximately 98% or $342.4 million of the Old 2% Notes has been exchanged by their holders for New 2% Notes as of December 31, 2008.
     During December 2004, the Company offered up to $450.0 million aggregate principal amount of 1 1/2% Convertible Senior Notes due 2024 (the New 1 1/2% Notes) in a non-cash exchange for any and all outstanding Old 1 1/2% Notes, that were validly tendered on that date. Approximately 99% or $446.1 million of the Old 1 1/2% Notes has been exchanged by their holders for New 1 1/2% Notes as of December 31, 2008.
     The New 2% Notes and New 1 1/2% Notes (collectively the New Notes) carry the same rights and attributes as the Old 2% Notes and Old 1 1/2% Notes (collectively the Old Notes) except for the following: the terms of the New Notes require the Company to settle the par value of such notes in cash and deliver shares only for the excess, if any, of the notes’ conversion value (based on conversion prices of $34.12 and $51.02 for the New 2% Notes and New 1 1/2% Notes, respectively) over their par values. As such, EITF 90-19 and 04-8 required the Company to use the treasury stock equivalent method to calculate diluted earnings per share, as if the New Notes were outstanding since date of issuance, the date the Old Notes were issued.
     Costs incurred to issue the convertible notes totaled $7.6 million for the 3 1/4% Notes, $9.3 million for the Old 1 1/2% Notes, and $9.3 million for the Old 2% Notes. Finance costs (excluding legal and accounting fees) incurred to conduct the exchange of the Old Notes totaled $1.8 million ($0.8 million related to the Old 2% Notes and $1.0 million related to the Old 1 1/2% Notes). These costs have been deferred and included in other assets in the Consolidated Balance Sheets and amortized over the terms of the respective debt using the effective interest method. At December 31, 2008 and 2007, the unamortized balances of the issuance costs were $7.8 million and $10.9 million, respectively.
     In the event of a change of control of the Company, the holders of the 3 1/4% Notes, Old Notes and New Notes each have the right to require the Company to repurchase all or a portion of their notes at a purchase price equal to 100% of the principal amount of the notes plus all accrued and unpaid interest.
     Effective January 1, 2009, the Company adopted FSP APB 14-1 with the retrospective application to our outstanding $1,150 million of Convertible Senior Notes, consisting of $350.0 million related to the 2% Convertible Senior Note (2023 Note), $450.0 million related to the 1 1/2% Convertible Senior Note (2024 Note) and $350.0 million related to the 3 1/4% Convertible Senior Note (2025 Note). Upon adoption of the new accounting principle, the Company retroactively recognized $100.0 million, $129.8 million, and $47.6 million for the equity components of the 2023, 2024 and 2025 Notes, respectively; deferred tax liabilities of $39.1 million,

$50.7 million and $18.6 million for the 2023, 2024 and 2025 Notes, respectively; and liability components classified in long-term debt of $250.0 million, $320.2 million and $302.4 million for the 2023, 2024 and 2025 Notes, respectively.
     At December 31, 2008 the Company carries unamortized debt discounts of $27.2 million, $58.1 million and $21.9 million for the 2023, 2024 and 2025 Notes, respectively, which is expected to be recognized over a weighted average period of 2.6 years. The Company recognized total interest cost of $65.3 million, $62.7 million and $60.4 million for the years ended December 31, 2008, 2007 and 2006, respectively, based on the effective interest rates of 7.21%, 6.10% and 5.95% for the 2023, 2024 and 2025 Notes, respectively. The interest expense consisted of $25.1 million of contractual interest based on the stated coupon rate for the 2023, 2024 and 2025 Notes, and $40.2 million, $37.6 million and $35.3 million of amortization of the discount on the liability components for the 2023, 2024 and 2025 Notes, for the years ended December 31, 2008, 2007 and 2006, respectively.
     As a result of the adoption of FSP APB 14-1, the Company allocated $6.9 million of debt issuance costs associated with the Convertible Senior Notes to equity.

6. COMMITMENTS AND CONTINGENCIES
Operating Leases
     The Company leases certain equipment and office and manufacturing facilities under operating leases, which expire through December 2048. Certain rental commitments provide for escalating rental payments and certain commitments have renewal options extending through various years. Rent expense under operating leases was $24.4 million, $22.1 million and $19.2 million for the years ended December 31, 2008, 2007 and 2006, respectively. Sublease income totaled $1.3 million, $2.2 million and $1.8 million for the years ending December 31, 2008, 2007 and 2006 respectively.
     Future minimum lease commitments and sublease rentals for operating leases at December 31, 2008 are as follows:

	Lease	Sublease
(in thousands)	Commitments	Rentals	Net
Years Ending December 31,
2009	$50,989	$1,667	$49,322
2010	37,998	1,259	36,739
2011	28,001	619	27,382
2012	21,502	533	20,969
2013	16,741	—	16,741
Thereafter	99,691	—	99,691

	$254,922	$4,078	$250,844

     The Company does not have any material remaining unfavorable lease liabilities from previous acquisitions.
Guarantees
     There are three types of guarantees related to our business activities that are included in the scope of FASB Interpretation No. (FIN) 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others which are leases with recourse provisions, the guarantee of pension benefits for a divested business, and product warranties.
Leases
     We provide lease-financing options to our customers through third party financing companies. For some leases, the financing companies have recourse to us for any unpaid principal balance on default by the customer. The leases typically have terms of two to three years and are secured by the underlying instrument. In the event of default by a customer, we would repossess the underlying instrument. We record revenues from these transactions on the completion of installation and acceptance of products and maintain a reserve for estimated losses on all lease transactions with recourse provisions based on historical default rates and current economic conditions. At December 31, 2008, the financing companies’ outstanding balance of lease receivables with recourse to us was $5.5 million. We believe that we could recover the entire balance from the resale of the underlying instruments in the event of default by all customers.
Pension Benefits
     As part of the Applied Biosystems’ divestiture of the Analytical Instruments business in fiscal 1999, the purchaser of the Analytical Instruments business is paying for the pension benefits for employees of a former German subsidiary. However, we guaranteed payment of these pension benefits should the purchaser fail to do so, as these payment obligations were not transferable to the buyer under German law. The guaranteed payment obligation, which approximated $49.5 million at December 31, 2008, is not expected to have a material adverse effect on the Consolidated Financial Statements.
Product Warranties
     We accrue warranty costs for product sales at the time of shipment based on historical experience as well as anticipated product performance. Our product warranties extend over a specified period of time ranging up to two years from the date of sale depending on the product subject to warranty. The product warranty accrual covers parts and labor for repairs and replacements covered by our product warranties. We periodically review the adequacy of our warranty reserve, and adjust, if necessary, the warranty percentage and accrual based on actual experience and estimated costs to be incurred. At December 31, 2008, outstanding balance of product warranties was $12.6 million.

     The following table provides the analysis of the warranty reserve for the periods ended December 31:

(in thousands)	2008	2007
Beginning of year	$213	$125
Acquired from business combination	11,047	—
Accruals for warranties	3,124	88
Settlements made during the year	(2,026)	—
Currency translation	258	—

End of year	$12,616	$213

Indemnifications
     In the normal course of business, we enter into some agreements under which we indemnify third parties for intellectual property infringement claims or claims arising from breaches of representations or warranties. In addition, from time to time, we provide indemnity protection to third parties for claims relating to past performance arising from undisclosed liabilities, product liabilities, environmental obligations, representations and warranties, and other claims. In these agreements, the scope and amount of remedy, or the period in which claims can be made, may be limited. It is not possible to determine the maximum potential amount of future payments, if any, due under these indemnities due to the conditional nature of the obligations and the unique facts and circumstances involved in each agreement. Historically, payments made related to these indemnifications have not been material to our consolidated financial position.
Licensing and Purchasing Agreements
     The Company develops, manufactures and sells certain products under several licensing and purchasing agreements. The licensing agreements require royalty payments based upon various percentages of sales or profits from the products. Terms of the licensing agreements generally range from the remaining life of the patent up to twenty years and initial costs are amortized over periods from seven to ten years, not to exceed their terms, using various methods, including the straight-line method. Total royalty expense under these agreements was $38.6 million, $32.5 million and $27.7 million for the years ended December 31, 2008, 2007 and 2006, respectively. The Company also has purchase agreements, which expire on various dates through 2013, under which it is obligated to purchase a minimum amount of raw materials and finished goods each year through the expiration of the contracts and certain capital expenditure commitments. Purchases under these contracts and capital commitments totaled $11.5 million in 2008, $15.0 million in 2007 and $3.3 million in 2006.
     To maintain exclusivity, certain of the licensing agreements require guaranteed minimum annual royalty payments. Future minimum guaranteed royalties and unconditional purchase obligations at December 31, 2008 are as follows:

(in thousands)
Years Ending December 31,
2009	$60,511
2010	21,376
2011	3,382
2012	3,453
2013	2,056
Thereafter	3,342

$94,120

Letters of Credit
     The Company had outstanding letters of credit totaling $39.2 million at December 31, 2008, of which $10.5 million was to support liabilities associated with the Company’s self-insured worker’s compensation programs, $4.8 million was to support its building lease requirements, $22.8 million was to support performance bond agreements, and $1.1 million was to support duty on imported products.

Executive Employment Agreements
     The Company has employment contracts with key executives that provide for the continuation of salary if terminated for reasons other than cause, as defined in those agreements. At December 31, 2008, future employment contract commitments for such key executives were approximately $26.6 million. In certain circumstances, the employment agreements call for the acceleration of equity vesting. Those figures are not reflected in the above information.
Contingent Acquisition Obligations
     As of December 31, 2008, pursuant to the purchase agreements for certain acquisitions, we could be required to make additional contingent cash payments of approximately $62.5 million based on the achievement of certain operating results of the acquired companies. Several purchase agreements do not limit the payments to a maximum amount, nor do they restrict the payments deadline.
     None of the contingent payments were earned or paid for the achievement of operating results in 2008, and $2.0 million of contingent payments were earned and paid for the achievement of operating results in 2007. During the years ended December 31, 2008 and 2007, zero and $51.5 million, respectively, of contingent payments for operating results have expired. The payments have been accounted for as an addition to the purchase price of the acquired company in accordance with SFAS 141.
Environmental Liabilities
     As a result of the merger with Applied Biosystems Inc., the Company assumed certain environmental exposures. At December 31, 2008, the environmental reserves, which are not discounted, were approximately $3.6 million, including current reserves of $3.4 million. In addition, some of the assumed environmental reserves are covered under insurance policies. At December 31, 2008, the Company also has receivables of approximately $1.6 million, including $1.4 million in short-term, for expected reimbursements under the insurance policies.
     The Company assumed certain environmental exposures as a result of the merger with Dexter Corporation in 2000 and recorded reserves to cover estimated environmental clean-up costs. The environmental reserves, which are not discounted, were $6.7 million at December 31, 2008 and include current reserves of $0.8 million, which are estimated to be paid during the next year, and long-term reserves of $5.9 million. In addition, the Company has an insurance policy to cover certain assumed environmental exposures. Based upon currently available information, the Company believes that it has adequately provided for these environmental exposures and that the outcome of these matters will not have a material adverse effect on its consolidated results of operations.
Intellectual Properties
     The Company is involved in various claims and legal proceedings of a nature considered normal to its business, including protection of its owned and licensed intellectual property. The Company accrues for such contingencies when it is probable that a liability is incurred and the amount can be reasonably estimated. These accruals are adjusted periodically as assessments change or additional information becomes available. Specific contingent liabilities for royalty obligations related to acquired businesses have been recorded on the Company’s consolidated financial statements at December 31, 2008.
Litigation
     The Company is subject to other potential liabilities under government regulations and various claims and legal actions that are pending or may be asserted. These matters have arisen in the ordinary course and conduct of the Company’s business, as well as through acquisitions and some are expected to be covered, at least partly, by insurance. Claim estimates that are probable and can be reasonably estimated are reflected as liabilities of the Company. The ultimate resolution of these matters is subject to many uncertainties. It is reasonably possible that some of the matters, which are pending or may be asserted, could be decided unfavorably to the Company. Although the amount of liability at December 31, 2008, with respect to these matters cannot be ascertained, the Company believes that any resulting liability should not materially affect the Company’s consolidated financial statements.

7. INCOME TAXES
     The differences between the U.S. federal statutory tax rate and the Company’s effective tax rate are as follows for the years ended December 31:

	2008	2007	2006
Statutory U.S. federal income tax rate	35.0%	35.0%	35.0%
State income tax	1.0	1.1	(0.2)
Foreign earnings taxed at non-U.S. rates	(15.4)	(9.5)	(17.4)
Repatriation of other foreign earnings, net of related benefits	53.7	(1.9)	7.0
Credits and incentives	(4.3)	(4.2)	(10.0)
In-process research and development	29.1	—	—
Non-deductible compensation & other adjustments	0.6	1.4	8.5
Other	(3.6)	1.8	(2.3)

Effective income tax rate	96.1%	23.7%	20.6%

Pretax income summarized by region for the years ended December 31 is as follows:

(in thousands)	2008	2007	2006
United States	$(40,842)	$48,473	$(11,538)
Foreign	153,081	90,723	78,563

Total pretax income	$112,239	$139,196	$67,025

The income tax provision (benefit) consists of the following for the years ended December 31:

(in thousands)	2008	2007	2006
Current:
Federal	$27,064	$48,820	$28,494
State	3,377	6,375	3,009
Foreign	37,458	18,361	24,501

Total current provision	67,899	73,556	56,004

Deferred:
Federal	50,580	(34,331)	(29,160)
State	(862)	(5,362)	(5,324)
Foreign	(9,734)	(905)	(7,683)

Total deferred provision	39,984	(40,598)	(42,167)

Total provision	$107,883	$32,958	$13,837

     Significant components of the Company’s deferred tax assets and liabilities are composed of the following at December 31:

(in thousands)	2008	2007
Deferred tax assets:
Tax loss and other carryforwards	$121,579	$55,402
Inventory adjustments	51,551	14,240
Accruals and reserves	124,077	30,515
Postretirement obligations	90,622	30,665
Fixed assets	17,588	8,297
Capitalized research and development	141,166	—
Other comprehensive income	—	4,076

Total gross deferred tax assets	546,583	143,195
Less valuation allowance	(65,896)	(39,152)

Total net deferred tax assets	480,687	104,043
Deferred tax liabilities:
Acquired intangibles	(957,624)	(52,178)
Unremitted earnings	(98,663)	—
Other comprehensive income	(28,151)	—
Convertible debt	(139,322)	(132,460)

Total deferred tax liabilities	(1,223,760)	(184,638)

Net deferred tax liabilities	$(743,073)	$(80,595)

     In June 2006, the FASB issued Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, an interpretation of SFAS 109, Accounting for Income Taxes. FIN 48 clarifies the accounting for uncertain tax positions. FIN 48 prescribes a comprehensive model for how companies should recognize, measure, present and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under FIN 48, tax benefits shall initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions shall initially and subsequently be measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority, assuming full knowledge of the position and all relevant facts. FIN 48 also revises disclosure requirements to include an annual tabular rollforward of unrecognized tax benefits. The provisions of this interpretation are required to be adopted for fiscal periods beginning after December 15, 2006. The Company adopted this provision beginning January 1, 2007. Net impact due to the adoption of FIN 48 was $1.5 million decrease to retained earnings.
     The following table summarizes the activity related to our unrecognized tax benefits:

(in thousands)	2008	2007
Gross unrecognized tax benefits at January 1	$27,784	$22,707
Increases in tax positions for prior years	26	1,509
Decreases in tax positions for prior years	(1,293)	(2,442)
Increases in tax positions for current year relating to ongoing operations	5,981	7,691
Decreases in tax positions for current year relating to acquisition	—	(1,681)
Increases in tax positions for current year relating to acquisition	46,200	—
Decreases in tax positions due to settlements with taxing authorities	(3,794)	—

Gross unrecognized tax benefits at December 31	$74,904	$27,784

     When combined with interest and federal benefit when recognized, the $74.9 million of gross unrecognized tax benefits become $65.9 million in net unrecognized tax benefits, and of which, $62.4 million would reduce our income tax expense and effective tax rate, if recognized after the measurement period. In conjunction with the adoption of FIN 48, the Company has classified uncertain tax positions as non-current income tax liabilities unless expected to be paid in one year. The Company’s continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense. As of December 31, 2008, the total amount of accrued income tax-related interest and penalties included in the consolidated statement of operations was $3.2 million, and $4.2 million in the consolidated statement of financial position.
     The Company is subject to routine compliance reviews on various tax matters around the world in the ordinary course of business. Currently, audits are occurring in China, Japan, Israel, Norway, Switzerland, United Kingdom, and the United States. The United States’ audit cycle for the consolidated income tax returns for the years ended 2006 and 2007 is expected to be completed in 2010. After the 2006-2007 audit cycle, the remaining year subject to federal examination is 2008.
     While the Company has provided $98.6 million of taxes related to certain foreign unremitted earnings that are due to be repatriated to finance the AB merger, taxes on approximately $257.5 million of other undistributed earnings of foreign subsidiaries have not been provided for at December 31, 2008. The Company only remits current earnings that can be repatriated without a material impact on the provision for income taxes and are considered to be in excess of the reasonably anticipated working capital needs of the foreign subsidiaries. Any remaining undistributed earnings are considered permanently invested in the operations of such subsidiaries. It is not practical to determine the amount of income tax payable in the event we repatriated all undistributed foreign earnings.
     On January 1, 2006 the Company adopted SFAS 123R. Under SFAS 123R all share-based compensation is required to be recognized as an expense, and the tax benefit associated with such compensation will continue to be credited to additional paid-in-capital, but only to the extent the tax benefits has not already been recognized in the Statement of Operations. The tax benefit associated with employee stock plans are estimated to reduce taxes payable by $2.4 million, $20.2 million and $3.1 million for 2008, 2007 and 2006, respectively. These benefits have been reflected as additional paid-in-capital in the accompanying Consolidated Statements of Stockholders’ Equity.
     At December 31, 2008, the Company had $44.3 million and $12.2 million of federal and foreign net operating loss (NOL) carryforwards, respectively, that were obtained from acquired companies throughout the years. It is not more likely than not that the Company can fully realize certain states’ NOLs. There were also federal and state tax credit carryforwards of $61.5 million. The federal and state NOL carryforwards begin to expire in 2019 and 2009, respectively. The tax credit carryforwards begin to expire in 2012.

     The valuation allowance recorded against the Company’s deferred tax assets increased by $26.7 million in 2008. The increase is primarily due to operating losses and credit carryovers acquired by the Company through acquisitions completed through 2008.
     The Company has a tax exemption grant for its manufacturing operations in Singapore, which expires in 2014. The tax benefit realized at the local statutory level in 2008 is $2.2 million; however, no benefit is being recognized currently at the consolidated level as the tax savings are offset by the taxes provided on foreign unremitted earnings discussed above.
8. COMMON STOCK, PREFERRED STOCK AND PREFERRED STOCK PURCHASE RIGHTS PLAN
Common Stock Authorized Shares
     The Company has authorized 400 million shares of common stock.
Preferred Stock Authorized Shares
     The Company has authorized 6,405,884 shares of preferred stock of which no shares were outstanding at December 31, 2008 and 2007. Upon issuance, the Company has the ability to define the terms of the preferred shares, including voting rights, liquidation preferences, conversion and redemption provisions and dividend rates.
Preferred Stock Purchase Rights Plan
     The Company has a Preferred Stock Purchase Rights Plan under which stockholders received one “right” to purchase one one-hundredth of a share of Series B Preferred Stock for each outstanding share of common stock held of record at the close of business on March 30, 2001. The rights, which will initially trade with the common stock, become exercisable to purchase one one-hundredth of a share of Series B Preferred Stock, at $250.00 per right, when a person acquires 15% or more of the Company’s common stock or announces a tender offer which could result in such person owning 15% or more of the common stock. Each one one-hundredth of a share of Series B Preferred Stock has terms designed to make it substantially the economic equivalent of one share of common stock. Prior to a person acquiring 15%, the rights can be redeemed for $0.001 each by action of the Board of Directors. Under certain circumstances, if a person acquires 15% or more of the common stock, the rights permit the Company stockholders other than the acquirer to purchase the Company’s common stock having a market value of twice the exercise price of the rights, in lieu of the Series B Preferred Stock. In addition, in the event of certain business combinations, the rights permit purchase of the common stock of an acquirer at a 50% discount. Rights held by the acquirer will become null and void in both cases. The rights expire on April 1, 2011. The rights distribution will not be taxable to stockholders.
Stock Repurchase Program
     In July 2007, the Board approved a program authorizing management to repurchase up to $500.0 million of common stock over the next three years. Under the 2007 plan, the Company repurchased 1.5 million shares at a total cost of approximately $135.0 million during the year ended December 31, 2007 and 1.2 million shares at a total cost of approximately $100.0 million during the year ended December 31, 2008. The cost of repurchased shares are included in treasury stock and reported as a reduction in stockholders’ equity.
9. EMPLOYEE BENEFIT PLANS
401(k) Profit Sharing Plans
     The Company’s 401(k) Savings and Investment Plan allows each eligible employee to voluntarily make pre-tax deferred salary contributions subject to regulatory and plan limitations. The Company may make matching contributions in amounts as determined by the Board of Directors. The Company made matching contributions of $5.1 million, $4.6 million and $4.7 million for the years ended December 31, 2008, 2007 and 2006, respectively, to this plan.
     The Company assumed a 401(k) savings plan in conjunction with its acquisition of Applied Biosystems. The Applied Biosystems’ 401(k) plan covers domestic employees that were employed by Applied Biosystems prior to its acquisition by the Company and new hires of the Company that work for Applied Biosytems. The Applied Biosystems’ 401(k) plan is expected to be merged with the Company’s 401(k) Savings and Invesetment Plan to form a single benefit plan effective January 1, 2010. The plan offers a dollar-for-dollar matching of up to 6% salary contributions for participants. Contributions to this plan, net of plan forfeitures, were $0.9 million for the period ended December 31, 2008. Additionally, the Company recorded expenses for Applied Biosystems’ foreign defined contribution plans of $0.3 million for the period ended December 31, 2008.

Pension Plans
     Effective December 31, 2006, the Company adopted SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. Under SFAS No. 158, the Company is required to recognize the overfunded or underfunded status of a defined benefit pension and other postretirement plan as an asset or liability in its Consolidated Balance Sheets and to recognize changes in that funded status in the year in which the changes occur through other comprehensive income. SFAS No. 158 also requires the measurement of the funded status of a plan as of the date of its year-end statement of financial position. The Company’s existing policy required us to measure the funded status of our plans as of the balance sheet date; accordingly, the new measurement date requirements of SFAS No. 158 had no impact.
     The Company assumed the Applied Biosystems’ qualified pension plans, non qualified supplemental benefit plans, and postretirement benefit plans in conjunction with its acquisition of Applied Biosystems. The pension plans cover a portion of former Applied Biosystems’ worldwide employees. Pension benefits earned are generally based on years of service and compensation during active employment. However, the level of benefits and terms of vesting may vary among plans. The Company determines the required funding of the pension plans in accordance with statutory funding requirements. The Company also sponsors nonqualified supplemental benefit plans for select U.S. employees in addition to our principal pension plan. These supplemental plans are unfunded, however, Applied Biosystems prior to its acquisition had established a rabbi trust, through which the assets may be used to pay non-qualified plan benefits. The rabbi trust assets are subject to the claims of the Company’s creditors in the event of the Company’s insolvency. The value of the assets held by these trusts, included in restricted cash on the Consolidated Balance Sheets, was $58.7 million at December 31, 2008. Plan participants are general creditors of the Company with respect to these benefits. The domestic pension plan covers U.S. employees hired by Applied Biosystems prior to July 1, 1999. The accrual of future service benefits for all participants was frozen as of June 30, 2004. Benefits earned under the plan will be paid out under existing plan provisions. The postretirement benefit plan is unfunded and provides healthcare and life insurance benefits to domestic employees who retire under the domestic pension plan provisions and satisfy certain service and age requirements. In addition, employees hired prior to January 1, 1993 also receive subsidized retirement medical benefits. Generally, medical coverage pays a stated percentage of most medical expenses, and in some cases, participants pay a co-payment. Benefits are reduced for any deductible and for payments made by Medicare or other group coverage. The Company shares the cost of providing these benefits with retirees. The Company provides some postemployment benefits to eligible former Applied Biosystems employees, which generally include severance and outplacement costs, disability, and medical-related costs paid after employment but before retirement. The Company also provided a non-qualified deferred compensation plan in which certain executives elected to defer compensation to a future period. The Company holds assets and liabilities which correspond to this plan in the amount of $24.9 million, located on the Consolidated Balance Sheet in current assets and long term liabilities.
     The Company also has a qualified pension plan (“defined benefit”) for substantially all United States employees that were employed by Life Technologies prior to its acquisition by the Company in September 2000. The Company’s policy is to deposit with an independent trustee amounts as are necessary on an actuarial basis to provide for benefits in accordance with the requirements of the Employee Retirement Income Security Act and any other applicable Federal laws and regulations. The U.S. pension plan provides benefits that are generally based upon a percentage of the employee’s highest average compensation in any consecutive five-year period in the ten years before retirement. The Company froze this plan effective December 31, 2001. The Company will continue to administer the plan but benefits will no longer accrue.
     The Company also sponsors nonqualified supplementary retirement plans for certain former senior management of Life Technologies and Dexter, which were acquired in 2000. The Company has life insurance policies on the lives of participants designed to provide sufficient funds to recover all costs of the plans. In addition to the above plans, the Company sponsors nonqualified executive supplemental plans for certain former Dexter and Life Technologies senior managers that provide for a target benefit based upon a percentage of the average annual compensation during the highest five consecutive years of the last ten years before retirement, which benefit is then offset by other work related benefits payable to the participant. The Life Technologies plan is unfunded and funding for the Dexter plan is provided for through a VEBA Trust.
     The Company also administers the Dexter Postretirement Health and Benefit Program (the Dexter PRMB Plan), which provides benefits to certain participants who are not employees of the Company but were employees of Dexter prior to the sale of their businesses and prior to the Company’s merger with Dexter.

     In 2005, the Company assumed one defined benefit plan (the Norway Plan) in conjunction with its acquisition of Dynal. The Norway Plan is currently active and open to new employees and provides benefits based upon the employee’s highest average base compensation and number of years of service.
     The retirement benefits for most employees of non-U.S. operations are generally provided by government sponsored or insured programs and, in certain countries, by defined benefit plans. The Company has defined benefit plans for United Kingdom (U.K.) and Japan employees. The Company’s policy with respect to its U.K. pension plan is to fund amounts as are necessary on an actuarial basis to provide for benefits under the pension plan in accordance with local laws and income tax regulations. The U.K. pension plan provides benefits based upon the employee’s highest average base compensation over three consecutive years. The Japan pension plan provides benefits based upon the employee’s average base compensation and is an unfunded plan. The U.K. pension plan was frozen as of September 30, 2007 to additional members and for accruing additional benefits for current participants of the plan.
     The funded status of the Company’s pension and postretirement plans and amounts recognized at December 31, 2008 and 2007 were as follows:

	Domestic Pension Plans		Foreign Pension Plans		Postretirement Plans
	2008	2007	2008	2007	2008	2007
(in thousands)
Change in Benefit Obligation:
Benefit obligation at beginning of year	$51,708	$52,628	$71,536	$67,717	$4,839	$5,702
Service cost	19	80	2,666	4,105	13	—
Interest cost	6,491	3,087	3,574	3,284	629	283
Plan participants’ contributions	—	—	40	421	312	134
Actuarial gain (loss)	49,277	(2,117)	(1,348)	(2,373)	6,396	(768)
Acquisition	585,449	—	38,709	—	55,851	—
Curtailment gain	—	—	—	(3,337)	—	—
Benefits paid	(5,567)	(1,970)	(3,893)	(50)	(1,242)	(512)
Settlements	—	—	(121)	(1,195)	—	—
Variable annuity unit value change	10,897	—	—	—	—	—
Other	—	—	(368)	—	73	—
Foreign currency exchange rate changes	—	—	(13,812)	2,964	—	—

Benefit obligation at end of year	698,274	51,708	96,983	71,536	66,871	4,839

Change in Plan Assets:
Fair value of plan assets at beginning of year	46,875	44,654	51,123	38,526	7,728	7,461
Actual return on plan assets	6,781	3,188	(2,290)	3,705	(2,363)	488
Acquisition	499,314	—	20,780	—	—	—
Employer contributions	995	1,003	8,750	7,990	492	—
Plan participants’ contributions	—	—	44	421	162	—
Benefits and administrative expenses paid	(5,567)	(1,970)	(3,810)	(50)	(871)	(221)
Settlements	—	—	(121)	(1,195)	—	—
Foreign currency exchange rate changes	—	—	(12,239)	1,726	—	—

Fair value of plan assets at end of year	548,398	46,875	62,237	51,123	5,148	7,728

Funded status	(149,876)	(4,833)	(34,746)	(20,413)	(61,723)	2,889
Unrecognized actuarial loss	67,861	7,995	7,563	9,913	16,325	7,566
Unrecognized prior service cost	—	—	—	—	1,247	1,486

Net amount recognized	$(82,015)	$3,162	(27,183)	(10,500)	(44,151)	11,941

Amounts Recognized in the Consolidated Balance Sheets Consist of:
Other long term assets	$—	$4,425	$2,451	$—	$—	$2,889
Current liabilities	(42,629)	(938)	(416)	(73)	(5,588)	—
Noncurrent liabilities	(107,247)	(8,320)	(36,781)	(20,340)	(56,135)	—
Accumulated other comprehensive loss	67,861	7,995	7,563	9,913	17,572	9,052

Net amount recognized	$(82,015)	$3,162	(27,183)	(10,500)	(44,151)	11,941

Accumulated benefit obligation	$698,188	$51,708	$81,480	$64,542	$66,871	$4,839

     Other changes in plan assets and benefit obligations recognized in other comprehensive income for the period ended December 31, 2008, amounts recognized in accumulated other comprehensive income at December 31, 2008 and the amounts in accumulated other comprehensive income expected to be amortized into fiscal year 2009, net periodic benefit expense are as follows:

	Domestic	Foreign	Postretirement
	Pension Plans	Pension Plans	Plans
(in thousands)
Actuarial losses	$60,084	$1,192	$9,356
Amortization of prior service cost	—	—	(239)
Amortization of losses	(218)	(231)	(597)
Effect of exchange rates	—	(3,311)	—

Total recognized in other comprehensive income	$59,866	$(2,350)	$8,520

Total recognized in net periodic pension cost	41	3,378	880

Total recognized in net periodic expense and other comprehensive income	$59,907	$1,028	$9,400

	Domestic	Foreign	Postretirement
	Pension Plans	Pension Plans	Plans
(in thousands)
Net actuarial loss	$67,861	$7,563	$16,325
Net prior service cost	—	—	1,247

Accumulated other comprehensive income	$67,861	$7,563	$17,572

	Domestic	Foreign	Postretirement
	Pension Plans	Pension Plans	Plans
(in thousands)
Net actuarial loss	$1,894	$204	$802
Net prior service cost	—	—	239

Amounts in accumulated other comprehensive income expected to be amortized into fiscal year 2009 net periodic benefit expense	$1,894	$204	$1,041

     The weighted average assumptions used in accounting for the pension and postretirement plans for the years ended December 31, 2008 and 2007 are as follows:

	Domestic		Foreign		Postretirement
	Pension Plans		Pension Plans		Plans
	2008	2007	2008	2007	2008	2007
Discount rate to determine obligation	5.75%	6.25%	1.90-6.25%	2.00-5.50%	5.75%	6.00%
Discount rate to determine net benefit cost	6.25-7.00%	6.00%	2.00-6.20%	2.00-4.90%	6.00-7.00%	5.75%
Expected return on plan assets	7.00-8.00%	8.25%	3.00-6.10%	5.30-7.00%	7.00-8.00%	8.25%
Rate of compensation increase	—	—	1.75-4.44%	4.00-5.00%	—	—
     The Company uses an actuarial measurement date of January 1 of the current year to determine pension and other postretirement benefit measurements as of December 31 of the current year. The discount rate is the estimated rate at which the obligation for pension benefits could effectively be settled. The expected return on plan assets reflects the average rate of earnings that the Company estimates will be generated on the assets of the plans. The rate of compensation increase reflects the Company’s best estimate of the future compensation levels of the individual employees covered by the plans. When calculating pension expense for 2008, the Company assumed that its plan’s assets would generate a long-term rate of return of 3.00%-8.00%.
     Our asset investment goal is to achieve a long-term targeted rate of return consistent with the ongoing nature of the plan’s liabilities. The plan’s assets are invested so that the total portfolio risk exposure and risk-adjusted returns meet the plan’s long-term total return goal. Plan assets are invested using active and passive investment strategies and diversification that employ multiple investment funds. Funds cover a range of investment styles and approaches and are combined in a way to achieve a target allocation across capitalization and style biases (equities) and interest rate expectations (fixed income). The Company’s management monitors performance against benchmark indices. The plan’s investment policy prohibits the use of derivatives for speculative purposes. The assets of the plan are periodically rebalanced to remain within the desired target allocations. The expected rate of return on assets is determined based on the historical results of the portfolio, the expected investment mix of the plans’ assets, and estimates of future long-term investment returns, and takes into consideration of external actuarial advice.

     Assumed health care cost trend rates have a significant effect on the amounts reported for postretirement benefits plans. A one-percentage point change in weighted average assumed health care cost trend rates would have the following effects:

	1% increase	1% decrease
(in thousands)
Effect on interest cost plus service cost	$335	$(291)
Effect on postretirement benefit obligation	5,094	(4,486)
     The weighted average assumed health care cost trend rates on the postretirement benefits plans at December 31, 2008 are as follows:

	Medical	Dental
Health care cost trend rate assumed for next year	8.80%	5.00%
Rate to which the cost trend rate is assumed to decline	6.00%	5.00%
Year that the rate reaches the ultimate trend rate	2015	—
     The components of net periodic pension cost for the Company’s pension and postretirement plans for the years ended December 31 are as follows:

	Domestic Pension Plans
	2008	2007	2006
(in thousands)
Service cost	$19	$80	$79
Interest cost	6,491	3,087	3,024
Expected return on plan assets	(6,687)	(3,642)	(3,229)
Amortization of actuarial loss	218	362	821

Net periodic pension cost (income)	$41	$(113)	$695

	Foreign Pension Plans
	2008	2007	2006
(in thousands)
Service cost	$2,666	$4,105	$4,383
Interest cost	3,574	3,284	2,764
Expected return on plan assets	(3,105)	(2,684)	(2,488)
Amortization of actuarial loss	231	454	605
Amortization of transition obligation	1	—	—
Settlement cost	—	(167)	—
Curtailment credit	—	(491)	—
Special termination benefits and other	11	—	—

Net periodic pension cost	$3,378	$4,501	$5,264

	Postretirement Plans
	2008	2007	2006
(in thousands)
Service cost	$13	$—	$—
Interest cost	629	283	315
Expected return on plan assets	(598)	(597)	(558)
Amortization of prior service cost	239	239	239
Amortization of actuarial loss	597	598	683

Net periodic pension cost	$880	$523	$679

     Our postretirement benefits are frozen plans. Net periodic pension income (cost) for this plan is included in general and administrative expense, in the Consolidated Statements of Operations.

     The projected benefit obligations, accumulated benefit obligations and fair values of plan assets for the pension and postretirement plans with accumulated benefit obligations in excess of plan assets at December 31 were as follows:

	Domestic		Foreign		Postretirement
	Pension Plans		Pension Plans		Plans
	2008	2007	2008	2007	2008	2007
(in thousands)
Projected benefit obligation	$698,274	$9,258	$66,660	$70,911	$66,871	$—
Accumulated benefit obligation	698,188	9,258	60,793	63,917	66,871	—
Fair value of plan assets	548,398	—	33,142	50,499	5,148	—
     The weighted average asset allocations at December 31, by asset category, for the Company’s domestic funded plans are as follows:

	Actual
	Domestic		Actual		Target	Target
	Pension		Postretirement		Domestic Pension	Postretirement
	Plans		Plans		Plans	Plans
	2008	2007	2008	2007	2008	2008
Equity securities	36%	59%	50%	58%	39-47%	60%
Debt securities	34%	32%	41%	33%	23-31%	30%
Real Estate	1%	9%	9%	9%	0%	10%
Global balanced strategies(*)	14%	—	—	—	12-18%	—
Hedge funds	14%	—	—	—	12-18%	—
Others	1%	—	—	—	0-10%	—

Total	100%	100%	100%	100%	100%	100%

*	Global balanced strategies are comprised of U.S. large capital equity securities, international developed equity securities, high grade U.S. and global bonds, cash and, to a limited extent, commodity funds. The investment managers for global balanced strategies can, at their discretion, allocate funds between these asset classes.
     The weighted average asset allocations at December 31, by asset category, for the Company’s foreign funded plans are as follows:

	Actual		Target
	Foreign Pension Plans		Foreign Pension Plans
	2008	2007	2008
Equity securities	17%	42%	29%
Debt securities	70%	46%	55%
Real Estate	7%	2%	8%
Others	6%	10%	8%

Total	100%	100%	100%

     We do not generally fund pension plans when our contributions would not be tax deductible. Based on the level of our contributions to the Applied Biosystems U.S. pension plan, which was assumed in conjunction with its merger of Applied Biosystems, Life Technologies Pension Plan and Dexter PRMB Plan during previous fiscal years, we do not expect to have to fund these pension plans in fiscal year 2009 in order to meet minimum statutory funding requirements.

     Our estimated future employer contributions, gross expected benefit payments, and gross amount of annual Medicare Part D federal subsidy expected to be received at December 31, 2008, are as follows:

	Domestic	Foreign	Postretirement
	Pension Plans	Pension Plans	Plans
(in thousands)
Employer Contributions 2009	$43,850	$7,720	$5,777

Expected Benefit Payments 2009	$87,170	$2,072	$7,387
2010	45,829	1,378	7,514
2011	46,575	3,386	7,484
2012	47,114	7,278	7,425
2013	47,643	3,891	7,389
2014 and thereafter	245,613	24,567	34,656

Expected Federal Subsidy Receipts
2009	$—	$—	$1,118
2010	—	—	1,159
2011	—	—	1,187
2012	—	—	1,200
2013	—	—	1,200
2014 and thereafter	—	—	5,675
     Expected benefit payments for the domestic plan in 2009 are larger than traditionally expected due to the merger of Applied Biosystems and Life Technologies. Certain terminated employees are expected to take a lump sum benefit as permitted by the plan provision.
10. EMPLOYEE STOCK PLANS
     The Company has ten stock option plans:the 1995, 1997, 2000, 2001, 2002 and 2004 Life Technologies Corporation stock option plans, the 1996 and 1998 NOVEX Stock Option/Stock Issuance Plans, and the Life Technologies 1995 and 1997 Long-Term Incentive Plans. During 2004, the Company’s stockholders approved the 2004 Invitrogen Corporation Equity Incentive Plan (the 2004 Plan), which replaced the Company’s 1997, 2000, 2001 and 2002 stock option plans (collectively, the Prior Plans). Upon approval of the 2004 Plan, all Prior Plans were frozen and a total of 14.4 million shares of the Company’s common stock were reserved for granting of new awards under the 2004 Plan. The total shares reserved for issuance under the 2004 Plan includes all options and other awards that the Company has granted that are still outstanding under the Prior Plans as of December 31, 2008. Pursuant to an employment agreement entered in May 2003, the Company granted an option to purchase 1.4 million shares of the Company’s common stock to its Chief Executive Officer, which was granted outside any of the Company’s option plans discussed above.
     The Company’s 2004 Plan permits the granting of stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance awards and deferred stock awards of up to 30.0 million shares of stock. Shares of the Company’s common stock granted under the 2004 Plan in the form of stock options or stock appreciation rights are counted against the 2004 Plan share reserve on a one-for-one basis. Shares of the Company’s common stock granted under the 2004 Plan as an award other than as an option or as a stock appreciation right are counted against the 2004 Plan share reserve on a 1.6 shares for each share of common stock basis. Stock option awards are granted to eligible employees and directors at an exercise price equal to no less than the fair market value of such stock on the date of grant, generally vest over a period of time ranging up to four years, are exercisable in whole or in installments and expire ten years from the date of grant. Restricted stock awards and restricted stock units are granted to eligible employees and directors and represent rights to receive shares of common stock at a future date. In addition, the Company has a qualified employee stock purchase plan (“purchase rights”) whereby eligible employees may elect to withhold up to 15% of their compensation to purchase shares of the Company’s stock on a quarterly basis at a discounted price equal to 85% of the lower of the employee’s offering price or the closing price of the stock on the date of purchase.
     Upon the merger with Applied Biosystems, the Company assumed five stock plans: the Applied Biosystems Group Amended and Restated 1999 Stock Incentive Plan, the Applied Biosystems Group Amended and Restated 1993 Director Stock Purchase and Deferred Compensation Plan, the Perkin-Elmer Corporation 1997 Stock Incentive Plan, the Life Technologies Corporation Amended and Restated 1999 Stock Incentive Plan (the 1999 Plan), and the Life Technologies Incorporated Amended and Restated 1999 Employee Stock Purchase Plan (collectively, the Assumed Plans). Upon assumption of the 1999 Plan, all prior plans were frozen and a total of 6.6 million shares of the Company’s common stock were reserved for the granting of new awards under the 1999 Plan. The total shares reserved for issuance under the 1999 Plan includes all options and other awards that the Company has granted that are still outstanding under the Prior Plans as of December 31, 2008.

     The Company’s 1999 Plan permits the granting of stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance awards and deferred stock awards of up to 37 million shares of stock to legacy Applied Biosystems employees and new employees of the Company. Shares of the Company’s common stock granted under the 1999 Plan in any form are counted against the 1999 Plan share reserve on a one-for-one basis. Stock option awards are granted to eligible employees and directors at an exercise price equal to no less than the fair market value of such stock on the date of grant, generally vest over a period of time ranging up to four years, are exercisable in whole or in installments and expire ten years from the date of grant. Restricted stock awards and restricted stock units are granted to eligible employees and directors and represent rights to receive shares of common stock at a future date. In addition, the Company has a qualified employee stock purchase plan (“purchase rights”) whereby eligible legacy Applied Biosystems employees may elect to withhold up to 10% of their compensation to purchase shares of the Company’s stock on a quarterly basis at a discounted price equal to 85% of the lower of the employee’s offering price or the closing price of the stock on the date of purchase.
     The Company used the Black-Scholes option-pricing model (Black-Scholes model) to value share-based employee stock option and purchase right awards, which was also used for the Company’s proforma disclosures required under SFAS 123 prior to adoption of SFAS 123R on January 1, 2006. The determination of fair value of stock-based payment awards using an option-pricing model requires the use of certain estimates and assumptions that affect the reported amount of share-based compensation cost recognized in the Consolidated Statements of Income. Among these include the expected term of options, estimated forfeitures, expected volatility of the Company’s stock price, expected dividends and the risk-free interest rate.
     The expected term of share-based awards represents the weighted-average period the awards are expected to remain outstanding and is an input in the Black-Scholes model. In determining the expected term of options, the Company considered various factors including the vesting period of options granted, employees’ historical exercise and post-vesting employment termination behavior, expected volatility of the Company’s stock and aggregation by homogeneous employee groups. The Company used a combination of the historical volatility of its stock price and the implied volatility of market-traded options of the Company’s stock with terms of up to approximately two years to estimate the expected volatility assumption input to the Black-Scholes model in accordance with SFAS 123R and the SEC’s Staff Accounting Bulletin No. 107 (SAB 107). The Company’s decision to use a combination of historical and implied volatility was based upon the availability of actively traded options of its stock and its assessment that such a combination was more representative of future expected stock price trends. The expected dividend yield assumption is based on the Company’s expectation of future dividend payouts. The Company has never declared or paid any cash dividends on its common stock and currently do not anticipate paying such cash dividends, although Applied Biosystems historically declared and paid dividends prior to the merger. The Company currently anticipates that it will retain all of its future earnings for use in the development and expansion of its business, for debt repayment and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of the Company’s Board of Directors and will depend upon its results of operations, financial condition, tax laws and other factors as the Board of Directors, in its discretion, deems relevant. In addition, the Company’s ability to pay dividends in the future may be restricted by the financial covenants of its credit agreement that was executed in November 2008 in connection with the merger with Applied Biosystems. The risk-free interest rate is based upon U.S. Treasury securities with remaining terms similar to the expected term of the share-based awards.
Stock Options and Purchase Rights
     The underlying assumptions used to value employee stock options and purchase rights granted during the year ended December 31, 2008 were as follows:

	Year ended
	December 31,2008
	Options	Purchase Rights
Weighted average risk-free interest rate	2.5%	4.6%
Expected term of share-based awards	4.6 yrs	1.4 yrs
Expected stock price volatility	34.0%	32.3%
Expected dividend yield	0%	0%
Weighted average fair value of share-based awards granted	$11.41	$9.64
     SFAS 123R requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow. Excess tax benefits of $18.5 million and $5.4 million were reported as net financing cash flows for the years ended December 31, 2008 and 2007, respectively.

     The Company is required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods on a cumulative basis in the period the estimated forfeiture rate changes. The Company considered its historical experience of pre-vesting option forfeitures as the basis to arrive at its estimated pre-vesting option forfeiture rate of 6.1% per year at the year ended December 31, 2008. All option awards, including those with graded vesting, were valued as a single award with a single average expected term and are amortized on a straight-line basis over the requisite service period of the awards, which is generally the vesting period. At December 31, 2008, there was $68.0 million remaining in unrecognized compensation cost related to employee stock options (including stock options assumed in business combinations), which is expected to be recognized over a weighted average period of 1.8 years. No compensation cost was capitalized in inventory during the year ended December 31, 2008 as the amounts involved are not material.
     Total share-based compensation expense for employee stock options and purchase rights for the years ended December 31, 2008 and 2007 is composed of the following:

	Year ended	Year ended
	December 31, 2008	December 31, 2007
(in thousands, except per share amounts)
Cost of revenues	$4,037	$5,682
Sales and marketing	8,209	6,057
General and administrative	18,911	19,684
Research and development	3,729	4,089

Share-based compensation expense before taxes	34,886	35,512
Related income tax benefits	10,324	10,993

Share-based compensation expense, net of taxes	$24,562	$24,519

Net share-based compensation expense per common share:
Basic	$0.25	$0.26
Diluted	$0.24	$0.25
     The total intrinsic value of options exercised was $13.5 million, $67.4 million, and $10.4 million during the years ended December 31, 2008, 2007 and 2006, respectively. Total cash received from the exercise of employee stock options and purchase rights was $32.0 million and $15.8 million, respectively, for the year ended December 31, 2008. The total fair value of shares vested during the current year was $29.0 million. A summary of employee stock option activity for the year ended December 31, 2008 is presented below:

		Weighted	Weighted
		Average	Average	Aggregate
		Exercise	Remaining	Intrinsic
	Options	Price Per	Contractual	Value
	(in 000’s)	Share	Term	(in 000’s)
Outstanding at December 31, 2007	11,388	$31.76
Granted*	13,136	49.05
Exercised	(945)	30.93
Cancelled	(678)	26.54

Outstanding at December 31, 2008	22,901	$41.68	5.8	$150,096

Vested and exercisable at December 31, 2008*	15,913	$44.71		$108,714

*	Included 9,314 shares of fully vested AB options assumed as a result of the AB acquisition.
     The Company has a qualified employee stock purchase plan (the 2004 Plan) whereby eligible employees may elect to withhold up to 15% of their compensation to purchase shares of the Company’s stock on a quarterly basis at a discounted price equal to 85% of the lower of the employee’s offering price or the closing price of the stock on the date of purchase. As a result of AB acquisition, the Company also has a qualified employee stock purchase plan (the 1999 Plan) whereby, effective from February 2009 offer period, eligible legacy AB employees may elect to withhold up to 10% of their compensation to purchase shares of the Company’s stock on a quarterly basis at a discounted price equal to 85% of the lower of the employee’s offering price or the closing price of the stock on the date of purchase. During the years ended December 31, 2008, 2007 and 2006, employees purchased 607,969, 441,922 and 521,812 shares at an average price of $25.18, $23.70 and $24.69 per share, respectively. As of December 31, 2008, there were 1,116,906 shares and 814,242 shares of the Company’s common stock reserved for future issuance under the 2004 Plan and the 1999 Plan, respectively.

Restricted Stock Units
     Restricted stock units represent a right to receive shares of common stock at a future date determined in accordance with the participant’s award agreement. There is no exercise price and no monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award. Instead, consideration is furnished in the form of the participant’s services to the Company. Restricted stock units vest over one to five years. Compensation cost for these awards is based on the estimated fair value on the date of grant and recognized as compensation expense on a straight-line basis over the requisite service period. There were no pre-vesting forfeitures estimated for the year ended December 31, 2008. For the years ended December 31, 2008 and 2007, the Company recognized $12.0 million and $7.3 million, respectively, in share-based compensation cost related to these restricted stock unit awards. At December 31, 2008, there was $28.3 million remaining in unrecognized compensation cost related to these awards, which is expected to be recognized over a weighted average period of 1.8 years. The estimated amortization expense of the deferred compensation on the restricted stock unit awards as of December 31, 2008 is $14.2 million, $7.0 million, and $4.4 million for 2009, 2010 and 2011.
     The weighted average grant date fair value of restricted stock units granted during the year ended December 31, 2008 was $28.64. A summary of restricted stock units activity for the year ended December 31, 2008 is presented below:

		Weighted
		Average	Aggregate
	Restricted Stock	Remaining	Intrinsic
	Units	Contractual	Value
	(in 000’s)	Term in Years	(in 000’s)
Outstanding at December 31, 2007	1,341
Granted	831
Exercised	(201)
Cancelled	(15)

Outstanding at December 31, 2008	1,956	8.78	$50,902

Vested at December 31, 2008	72		$1,876

Restricted Stock Awards
     During 2004 and 2003, the Company issued 40,000 and 310,000 shares of restricted stock awards, respectively, with a weighted average grant date fair value of $36.38 for issuances during 2004 and $24.67 for issuances during 2003 to certain executive officers and key employees. The awards generally vest over four years. Compensation cost for these restricted stock awards is based on the estimated fair value on the date of grant and recognized as compensation expense on a straight-line basis over the requisite service period. Pre-vesting forfeitures were zero percent. For the year ended December 31, 2008, the Company recognized $0.1 million in share-based compensation cost related to these restricted stock awards. At December 31, 2008, there was no amount remaining in unrecognized compensation cost related to these awards. A summary of restricted stock awards activity for the year ended December 31, 2008 is presented below:

Weighted
	Restricted Stock	Average
	Awards	Grant Date Fair
	(in 000’s)	Value
Nonvested at December 31, 2007	20	$36.38
Granted	—	—
Vested	(20)	36.38
Cancelled	—	—

Nonvested at December 31, 2008	—	—

Deferred Stock Awards
     The 2004 Plan also provides that certain participants who are executives or members of a select group of highly compensated employees may elect to receive, in lieu of payment in cash or stock of all or any portion of such participant’s cash and/or stock compensation, an award of deferred stock units. A participant electing to receive deferred stock units will be granted automatically, on the effective date of such deferral election, deferred stock unit award for a number of stock units equal to the amount of the deferred compensation divided by an amount equal to the fair market value of a share of the Company’s common stock on the date of grant. During the years ending December 31, 2008 and 2007, no participants participated in the program and therefore no shares were deferred under this plan. The 2004 Plan is authorized to grant up to 200,000 shares of common stock as deferred stock units.

11. SUPPLEMENTAL CASH FLOW INFORMATION
     Supplemental disclosure of cash flow information for the years ended December 31, 2008, 2007, and 2006 is as follows:

(in thousands)	2008	2007	2006
Cash paid for interest	$37,936	$25,799	$24,623

Cash paid for income taxes	$44,161	$51,728	$77,144

12. QUARTERLY FINANCIAL DATA (unaudited)

	First	Second	Third	Fourth
(in thousands, except per share data)	Quarter	Quarter	Quarter	Quarter
2008
Revenue	$350,218	$367,791	$361,396	$540,618
Gross profit	218,760	225,107	218,154	278,730
Income (loss) from continuing operations	52,119	46,874	18,776	(113,415)
Income from discontinued operations (net of tax)	1,358	—	—	—
Net income (loss)	$53,477	$46,874	$18,776	$(113,415)
Net income (loss) per common share continued operations
Basic	$0.56	$0.51	$0.20	$(0.95)
Diluted	$0.53	$0.48	$0.19	$(0.95)
Net income per common share discontinued operations
Basic	$0.01	$—	$—	$—
Diluted	$0.01	$—	$—	$—
Net income (loss) per common share
Basic	$0.57	$0.51	$0.20	$(0.95)
Diluted	$0.54	$0.48	$0.19	$(0.95)
2007
Revenue	$308,653	$321,690	$314,959	$336,445
Gross profit	171,334	175,542	174,790	194,221
Income from continuing operations	24,023	23,434	24,433	34,348
Income from discontinued operations (net of tax)	374	11,481	506	550
Net income	$24,397	$34,915	$24,939	$34,898
Net income per common share continued operations
Basic	$0.25	$0.25	$0.26	$0.37
Diluted	$0.25	$0.25	$0.25	$0.35
Net income per common share discontinued operations
Basic	$—	$0.12	$0.01	$0.01
Diluted	$—	$0.12	$0.01	$0.01
Net income per common share
Basic	$0.25	$0.37	$0.27	$0.38
Diluted	$0.25	$0.37	$0.26	$0.36
13. RESTRUCTURING COSTS
     On November 21, 2008, we completed the acquisition of Applied Biosystems Inc. (AB) pursuant to a merger agreement that was entered into on June 11, 2008. Our merger created a new company that combines both businesses into a global leader in biotechnology reagents and instrument systems dedicated to improving the human condition. In connection with the AB acquisition and also the desire to achieve synergies associated with economies of scale, the Company initiated a restructuring plan to provide one-time personnel benefit costs, specifically severance and relocation costs to those employees whose employment positions would be eliminated and relocated, respectively. The restructuring plan also includes closure of certain leased facilities that will no longer be used in the Company’s operations. Since the AB acquisition was completed during the latter part of fourth quarter 2008, the Company currently continues to evaluate the restructuring plan and estimated one-time termination benefits and site closure costs, which the Company expects will be incurred through 2009. During the year ended December 31, 2008, $3.5 million of one-time personnel benefit costs were included in business consolidation costs in the Consolidated Statements of Operations. The Company records these restructuring costs in accordance with SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities.

     The following table summarizes the charges and spending relating to the restructuring plan:

	One-Time Personnel
(in thousands)	Benefit Costs	Total
Restructuring reserves as of December 31, 2007	$—	$—
Total expenses	3,537	3,537
Total amounts paid	(319)	(319)
Total other adjustment	—	—
Total foreign currency translation	—	—
Restructuring reserves as of December 31, 2008	$3,218	$3,218

Schedule II—Valuation and Qualifying Accounts
For the Years Ended December 31, 2008, 2007 and 2006

			Additions
		Net	Acquired
	Balance	Additions	(Excess Reserve		Foreign
	at	Charged	Reductions)from		Currency	Balance at
	Beginning	(Credited)	Business		Effect on	End of
(in thousands)	of Period	to Expense	Combinations	Deductions(1)	Translation	Period
Allowance for Doubtful Accounts
Year ended December 31, 2008	$8,211	$(182)	$9,035	$(2,283)	$(132)	$14,649
Year ended December 31, 2007	6,968	1,938	—	(918)	223	8,211
Year ended December 31, 2006	4,031	2,680	128	(509)	638	6,968
Allowance for Inventory Accounts
Year ended December 31, 2008	$45,978	$10,099	$49,659	$(8,249)	$(1,972)	$95,515
Year ended December 31, 2007	41,186	1,762	(1,151)	3,029	1,152	45,978
Year ended December 31, 2006	42,874	(1,774)	135	(1,011)	962	41,186
Accrued Restructuring
Year ended December 31, 2008	$11,151	$3,537	$68,962	$(14,551)	$—	$69,099
Year ended December 31, 2007	17,762	334	3,063	(10,095)	87	11,151
Year ended December 31, 2006	14,249	810	7,545	(4,925)	83	17,762
Accrued Claims and Assessments
Year ended December 31, 2008	$749	$335	$—	$(130)	$(90)	$864
Year ended December 31, 2007	—	—	781	(32)	—	749
Year ended December 31, 2006	—	—	—	—	—	—
Insurance, Environmental and Divestiture Reserves
Year ended December 31, 2008	$8,788	$1,893	$3,560	$(993)	$—	$13,248
Year ended December 31, 2007	9,130	32	(333)	(41)	—	8,788
Year ended December 31, 2006	9,522	70	—	(462)	—	9,130
Product Warranty
Year ended December 31, 2008	$213	$3,124	$11,047	$(2,026)	$258	$12,616
Year ended December 31, 2007	125	88	—	—	—	213
Year ended December 31, 2006	125	—	—	—	—	125

(1)	Deductions for Allowance for Doubtful Accounts and Allowance for Inventory Accounts are for accounts receivable written off and disposal of obsolete inventory. Deductions for all other accounts are amounts paid in cash or reclassified to accounts payable or other accrued expenses.
     Accrued restructuring costs are classified as follows at December 31:

(in thousands)	2008	2007
Current portion	$69,099	$11,151

Total included above	$69,099	$11,151

     Insurance, environmental and divestiture reserves are classified as follows at December 31:

(in thousands)	2008	2007
Current portion	$4,135	$2,053
Long-term portion	9,113	6,735

Total included above	$13,248	$8,788

     Net additions charged to expense for business integration costs reported in the Consolidated Statements of Operations are as follows for the year ended December 31:

(in thousands)	2008	2007	2006
Business consolidation costs	$38,647	$5,635	$12,540

Total business consolidation costs	$38,647	$5,635	$12,540